Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of February 6, 2019

among

GRUBHUB HOLDINGS INC.,

as Borrower,

GRUBHUB INC.,

as Parent,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,
BMO CAPITAL MARKETS CORP., and
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

and

GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD., and
BANK OF THE WEST,

as Co-Documentation Agents

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- ii -

- iii -

- iv -

SCHEDULES

Schedule I	-	Commitments and Applicable Percentages
Schedule II	-	Guarantors Schedule
Schedule III	-	Disclosure Schedule

EXHIBITS
Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Swing Line Note
Exhibit A-3	-	Form of Term Note
Exhibit B-1	-	Form of Borrowing Request
Exhibit B-2	-	Form of Continuation/Conversion Notice
Exhibit B-3	-	Form of Letter of Credit Issuance Request
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E-1	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	-	Form of U.S. Tax Compliance Certificate (for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	-	Form of U.S. Tax Compliance Certificate (for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

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AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 6, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among GRUBHUB HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”); GRUBHUB INC., a corporation organized and existing under the laws of the State of Delaware (the “Parent”); the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); and CITIBANK, N.A. (“Citibank”), as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent, the lenders party thereto, and Citibank, N.A., as Administrative Agent, are parties to that certain Credit Agreement, dated as of October 10, 2017 (as amended, amended and restated, supplemented or otherwise modified to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated to, among other things, extend the maturity date and make additional term loans available of up to $200,000,000.

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to amend and restate the Existing Credit Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1Defined Terms

.  The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.

“Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Acquired Entity” has the meaning given to such term in the definition of “Permitted Acquisition”.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period prior to the applicable acquisition or conversion, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Parent, the Borrower and their Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the rate per annum (rounded upward to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period, by (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided that, if the Adjusted Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 10.5.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more of its intermediaries Controls or is Controlled by or is under direct or indirect common Control with such specified Person.

“Agreement” is defined in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of:

(a)the rate of interest in effect for such day as announced publicly by Citibank as its prime rate for loans denominated in Dollars;

(b)the Federal Funds Rate in effect on such day plus 1/2 of 1.00%; and

(c)the Adjusted Eurodollar Rate for a one month Interest Period on such day plus 2.00%;

provided, that if the Alternate Base Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Any change in the Alternate Base Rate due to a change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in Citibank’s prime rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively and without the necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the rules, regulations and legally enforceable requirements thereunder, the United Kingdom Bribery Act of 2010 (the “UK Bribery Act”) and all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties at the relevant time concerning or relating to bribery or corruption.

“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each Eurodollar Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Eurodollar Rate Loans”.

Level	Consolidated Senior Secured Net Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans	Unused Commitment Fee Rate
I.	Greater than 3.00:1.00	0.750%	1.750%	0.275%
II.	Greater than 2.25:1.00 but less than or equal to 3.00:1.00	0.500%	1.500%	0.225%
III.	Greater than 1.50:1.00 but less than or equal to 2.25:1.00	0.375%	1.375%	0.200%
IV.	Greater than 0.75:1.00 but less than or equal to 1.50:1.00	0.250%	1.250%	0.175%
V.	Less than or equal to 0.75:1.00	0.125%	1.125%	0.150%

The Consolidated Senior Secured Net Leverage Ratio that is used to compute the Applicable Margin shall be the Consolidated Senior Secured Net Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to Section 7.1(c); changes in the Applicable Margin resulting from a change in the Consolidated Senior Secured Net Leverage Ratio shall become effective on the first day of the month following delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.1(c).  If the Borrower shall fail to deliver a Compliance Certificate as and when required pursuant to Section 7.1(c), the Applicable Margin from and including the date of such required delivery, to but not including, the date the Borrower delivers to the Administrative Agent such Compliance Certificate shall conclusively be presumed to equal the relevant Applicable Margin set forth at Level I above.  In the event that (i) any financial statement delivered pursuant to clause (a) or (b) of Section 7.1 or any Compliance Certificate delivered by the Borrower is shown to be inaccurate; and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (x) the Borrower shall promptly (and, in any event, within three (3) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period; (y) the Applicable Margin for such period shall be the corrected Applicable Margin; and (z) the Borrower shall promptly (and, in any event, within five (5) Business Days thereafter) pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period.  The Applicable Margin shall be automatically increased to the Applicable Margin set forth in Level I above during all periods of time in which any Event of Default has occurred and is continuing.  Subject to the preceding sentence, until the first Compliance Certificate is delivered as provided in Section 7.1(c) after the Effective Date, the Applicable Margin shall conclusively be presumed to equal the relevant Applicable Margin set forth in Level IV above.

“Applicable Revolving Percentage” means, relative to any Revolving Lender, the percentage of the total Revolving Loan Commitment represented by such Revolving Lender’s

Revolving Loan Commitment.  If the Revolving Loan Commitment has terminated or expired, the Applicable Revolving Percentage shall be determined based upon the Revolving Loan Commitment most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2, as such certificate may be updated from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law of such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3(a).

“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed under the Laws of, or are in fact closed in, New York, New York; and (b) relative to the making, continuing, conversion into, prepaying or repaying of any Eurodollar Rate

Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” of any Person, means any lease of real or personal property by such Person as lessee which in accordance with GAAP, is classified on the balance sheet of such Person as a capitalized lease.

“Capitalized Lease Liabilities” means all monetary obligations of the Parent and its Subsidiaries under any Capitalized Lease and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateral” shall have a meaning correlative to the definition “Cash Collateralize” and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Revolving Lenders, as collateral for Letter of Credit Outstandings or obligations of the Revolving Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.

“Cash Equivalent Investment” means, at any time:

(a)readily marketable securities (including repurchase agreements and reverse repurchase agreements relating thereto), maturing not more than one (1) year after the date of issuance, issued or guaranteed as to interest and principal by the United States government (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b)readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state, as applicable, or any public instrumentality thereof maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c)commercial paper (including asset-backed commercial paper) rated at least A-2 by S&P or P-2 by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), which is issued by corporation (other than an Affiliate of a Loan Party or one of its Subsidiaries);

(d)deposits, money market deposits, certificates of deposit or bankers’ acceptance or time deposit accounts, maturing not more than one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the United States, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(e)securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;

(f)shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (e) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and

(g)Investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by non-Domestic Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the investments described in clauses (a) through (f) above and in this clause (g).

“Cash Management Liabilities” means all obligations of the Parent or any of its Subsidiaries owing to any Lender or Affiliate thereof with respect to (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and depository network services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that gives rise to the receipt by the Parent, the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Change in Control” means:

(a)the failure at any time of the Parent to (i) own beneficially at least 100% of the issued and outstanding Equity Interests of the Borrower (whether voting or non-voting), on a fully diluted basis; or (ii) have and exercise voting power for the election of at least a majority of the board of directors of the Borrower, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Lender Parties pursuant to the Loan Documents);

(b)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of Exchange Act), excluding the Parent, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Equity Interests of the Parent; or

(c)during any period of twenty four (24) consecutive months, the majority of the seats (other than vacant seats) on the board of directors or similar governing body of the Parent shall cease to be occupied by Persons (i) who were members of the board of directors or similar governing body of the Parent on the Effective Date; or (ii) who were nominated, appointed or approved by the Borrower or the Parent or the board of directors or similar governing body of the Borrower or the Parent.

“Change in Law” means the occurrence, after the Effective Date, of (a) the adoption or taking effect of any Law; (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Citibank” is defined in the preamble.

“Class” means each separate class of Loans comprising the Revolving Loans, the Term Loans or the Swing Line Loans, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.

“Co-Documentation Agents” means Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., MUFG Bank, Ltd. and Bank of the West, in their capacities as co-documentation agents.

“Collateral” means the “Collateral” as defined in the Security Agreement and the Pledge Agreement and any other assets pledged pursuant to any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, intellectual property security agreements, or similar agreements, and any joinders to any of the Collateral Documents delivered to the Administrative Agent pursuant to Section 7.7 and Section 7.8, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Term Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, (i) the Revolving Loan Commitment Amount; (ii) the Term Loan Commitment Amount, (iii) the Letter of Credit Commitment Amount; or (iv) the Swing Line Loan Commitment Amount.

“Commitment Letter” means the Commitment Letter, dated as of January 16, 2019, by and between Citibank and the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et. seq.), as amended from time to time and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is a part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Lender Party by means of electronic communications pursuant to this Section, including through the Platform.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of the Borrower, substantially in the form of Exhibit D attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the compliance of the Loan Parties with the financial covenants contained herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum, without duplication, for such period, of Consolidated Net Income during such period;

(a)plus the following to the extent deducted in calculating Consolidated Net Income:

(i)Consolidated Interest Expense during such period, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1) through (5) of the definition thereof;

(ii)the provision for all income, franchise and similar taxes (whether paid or deferred) of the Parent and its Subsidiaries;

(iii)the amortization, accretion and depreciation of expense of the Parent and its Subsidiaries during such period;

(iv)reasonable fees, expenses and charges related to (A) the Loans and the Loan Documents, (B) other Indebtedness permitted to be incurred by the Borrower or any other Loan Party under this Agreement, and (C) mergers, acquisitions, restructurings and dispositions permitted by this Agreement; provided, that the aggregate amount added back in reliance on this clause (iv) for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for such period after giving effect to any such add-backs or (2) together with amounts added back under clauses (v) and (vi), 25% of Consolidated EBITDA for such period after giving effect to any such add-backs;

(v)one-time restructuring and integration expenses (which for the avoidance of doubt, shall include, but not be limited to, retention, severance, systems establishment costs, contract termination costs, including future lease commitments, and costs to consolidate any facilities and relocate employees) incurred by the Parent and its Subsidiaries in connection with, and directly related to, any Permitted Acquisition, only to the extent  that such restructuring and integration expenses are incurred within twelve (12) months following the consummation of such Permitted Acquisition; provided, that the aggregate amount added back in reliance on this clause (v) for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for such period after giving effect to any such add-backs or (2) together with amounts added back under clauses (iv) and (vi), 25% of Consolidated EBITDA for such period after giving effect to any such add-backs;

(vi)non-recurring costs, extraordinary expenses and other pro forma adjustments (including anticipated savings and other synergies) attributable to Permitted Acquisitions that have been consummated during such period to the extent that such costs, expenses or adjustments (A) are reasonably expected to be realized within twelve (12) months of such Permitted Acquisition as set forth in reasonable detail on a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent and (B) are calculated on a basis consistent with GAAP and are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Parent and its Subsidiaries; provided, that the aggregate amount added back in reliance on this clause (vi), for the Rolling Period ending as of the last day of the most recently ended Fiscal Quarter shall not exceed (1) 10% of Consolidated EBITDA for such period after giving effect to any such add-back and (2) together with amounts added back under clauses (iv) and (v), 25% of Consolidated EBITDA for such period after giving effect to any such add-backs;

(vii)stock-based compensation expenses;

(viii)other expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such period); and

(ix)the Acquired EBITDA of any Person, property, business or asset acquired by Parent, the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(b)minus the following to the extent included in calculating Consolidated Net Income:

(i)all income and franchise tax credits; and

(ii)all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such period);

provided, to the extent included in determining Consolidated Net Income for such period, Consolidated EBITDA shall be calculated so as to exclude (x) the effects of adjustments (including without limitation, in connection with the fair value adjustment directly related to the Parent’s deferred revenue and fair value adjustments determined in accordance with GAAP related earn-outs, holdbacks or other contingent consideration obligations) resulting from the application of purchase accounting related to any acquisition consummated prior to the date hereof or any Permitted Acquisition or the amortization or write-off of any amounts thereof, net of Taxes and (y) the cumulative effect for any changes in GAAP or accounting principles applied by management during such period.

“Consolidated Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio, computed for the Rolling Period ending as of the close of such Fiscal Quarter, of: (a) Consolidated EBITDA for the Rolling Period ending as of such Fiscal Quarter end; to (b) Consolidated Interest Expense during such Rolling Period.

“Consolidated Interest Expense” means, for any period, (i) the aggregate consolidated cash interest expense of the Parent and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) capitalized interest to the extent paid in cash, and (c) net payments, if any, pursuant to interest rate Swap Liabilities with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (2) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (3) any “additional interest” owing pursuant to a registration rights agreement, (4) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period, and (5) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period; less (ii) cash interest income for such period. For purposes of this definition, interest on a Capitalized Lease Liability shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such capitalized lease obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, all amounts (exclusive of all amounts, net of tax, in respect of any extraordinary gains or losses) which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Parent and its Subsidiaries at such time; provided, however, that there shall be excluded from Consolidated Net Income, without duplication, (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary), except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Parent or any of its Subsidiaries by such Person during such period; (b) the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; or (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Net Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent, the ratio of: (a) the outstanding principal amount of Consolidated Total Indebtedness solely to the extent secured by Liens on the Collateral, as reflected on the balance sheet of the Parent and its Subsidiaries on a consolidated basis less the amount of unrestricted, unencumbered (other than Liens described in Section 8.3(j)) cash and cash equivalents  as set forth on the balance sheet of the Parent and its Subsidiaries on a consolidated basis (for the avoidance of doubt, excluding Cash Collateral), not to exceed $100,000,000; to (b) Consolidated EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter.

“Consolidated Total Assets” means, for any period, the total amount of assets of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent date for which financial statements have been made available hereunder.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries at such date pursuant to clauses (a) (including purchase money indebtedness), (c) and (e) of the definition of “Indebtedness”, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent, the ratio of: (a) (i) the outstanding principal amount of Consolidated Total Indebtedness, as reflected on the balance sheet of the Parent and its Subsidiaries on a consolidated basis less (ii) the amount of unrestricted, unencumbered (other than Liens described in Section 8.3(j)) cash and cash equivalents as set forth on the balance sheet of the Parent and its Subsidiaries on a consolidated basis as of the last day of such Fiscal Quarter end of the Parent and its Subsidiaries (for the avoidance of doubt, excluding Cash Collateral), not to exceed $100,000,000; to (b) Consolidated EBITDA for the Rolling Period ending as of the last day of such Fiscal Quarter.

“Consolidated Total Revenue” means, for any period, the total revenue of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent date for which financial statements have been made available hereunder.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the Indebtedness or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person.  The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender; or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions, in each case from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 3.2.1 or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Alternate Base Rate Loans as provided in Section 3.2.1.

“Defaulting Lender” means, subject to clause (b) of Section 4.15, any Lender that (a) has failed to: (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, if any, shall be specifically identified in writing) has not been satisfied; or (ii) pay to any Lender Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due; (b) has notified the Borrower or any Lender Party in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) became the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to clause (b) of Section 4.15) upon delivery of written notice of such determination to the Borrower and each other Lender Party.

“Disbursement” is defined in Section 2.6.4.

“Disbursement Date” is defined in Section 2.6.4.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule III hereto, as amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent and the Required Lenders.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale), (b) is redeemable at the option of the holder thereof (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified

Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees, directors, managers, officers or consultants of the Parent (or any parent company) or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary of the Parent that is organized under the Laws of any State of the United States or the District of Columbia (other than any such Subsidiary that is an Excluded Foreign Subsidiary).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 11.8.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.10(b)(iii), Section 11.10(b)(v) and Section 11.10(b)(vi) (subject to such consents, if any, as may be required under Section 11.10(b)(iii)).

“Environmental Laws” means any and all Federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to Releases of hazardous substances or wastes, air emissions and discharges of waste to public systems.

“Equipment” has the meaning provided for in the U.C.C. and includes, without limitation, all Equipment wherever located and whether or not affixed to any real property, including all accessories, additions, attachments, improvements, substitutions and replacements thereto.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such

Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any ERISA Reportable Event with respect to a Pension Plan or Multiemployer Plan; (b) the failure by any Pension Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) and, in the case of any Multiemployer Plan, Sections 431 and 432 of the Code, in all cases whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (d) the incurrence by the Borrower or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ERISA Reportable Event” means (a) any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30 day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 4043; (b) withdrawal from a Pension Plan described in Section 4063 of ERISA; (c) a cessation of operations described in Section 4062(e) of ERISA; (d) any requirement to make additional contributions or give security to any Pension Plan pursuant to Section 436 of the Code or Section 206(g) of ERISA; or (e) a  failure to make a payment required by Section 412(m) of the Code or Section 302(e) of ERISA when due.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Reserve Requirement” means, for any Eurodollar Rate Loan, the maximum rate, which is a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject to Eurocurrency Liabilities (as defined in Regulation D of the Board).  Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  For the purposes of this Agreement, Eurodollar Rate Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under Regulation D.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Foreign Subsidiary” means any Subsidiary (a) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (b) substantially all the assets of which consist of Equity Interests in (or Equity Interests in and Indebtedness of) one or more Subsidiaries described in clause (a) of this definition; or (c) the Equity Interests of which are directly or indirectly owned by any Subsidiary described in clause (a).

“Excluded Subsidiary” means any (a) Subsidiary that is prohibited or restricted from guaranteeing the Obligations by (i) applicable Law (including financial assistance, fraudulent conveyance, preference, capitalization, or other similar laws and regulations) or (ii) contractual obligations existing on the Effective Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or on the date any Subsidiary ceases to be a wholly-owned Subsidiary so long as such disposition or joint venture is in accordance with this Agreement, from guaranteeing the Obligations, but not entered into in contemplation thereof), (b) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom or the provision of a guarantee could reasonably be expected to result in material adverse tax consequences to the Borrower or one of its Subsidiaries, (c) any Excluded Foreign Subsidiary or (d) Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity

Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender Party or required to be withheld or deducted from a payment to a Lender Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender Party being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.14); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender Party’s failure to comply with clause (g) of Section 4.7; and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” is defined in the recitals.

“Financed Indebtedness” has the meaning given to such term in the definition of “Permitted Refinancing Indebtedness”.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“FCPA” is defined in the definition of Anti-Corruption Laws.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner; provided further, however, that if the Federal Funds Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of January 16, 2019, by and between Citibank and the Borrower.

“Financial Officer” means the president, chief financial officer and principal accounting officer, treasurer or controller of the Borrower or the Parent (as applicable) whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2 or otherwise, as such certificate may be updated from time to time.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Revolving Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such L/C Issuer, other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” or “Guarantors” means the Parent and the other entities listed on the Guarantors Schedule and each direct or indirect Domestic Subsidiary that shall be required to deliver a Guaranty or guarantee supplement pursuant to Section 7.7.

“Guarantors Schedule” means the Guarantors Schedule attached as Schedule II hereto, as amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent and the Required Lenders.

“Guaranty” means the Guaranty made by the Parent under Article XII in favor of the Secured Parties and the Guaranty, dated as of October 10, 2017 (as supplemented by the Guaranty Supplement dated as of October 26, 2018), by the other Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 7.7.

“Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious medical waste and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form that are defined or regulated as hazardous or toxic pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Domestic Subsidiary of the Borrower that is designated by the Borrower as an Immaterial Subsidiary hereunder by written notice to the Administrative Agent, that (x) as of the last day of the Fiscal Quarter for which financial statements have been delivered hereunder (i) such Subsidiary did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of Consolidated Total Revenue for the Rolling Period ending as of such date and (ii) when taken together with all other Immaterial Subsidiaries for the Rolling Period ending as of such date, such Immaterial Subsidiaries did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of Consolidated Total Revenue for the Rolling Period ending as of such date, and (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying as to compliance with the requirements of clause (x) above.  Any determination as to whether a Subsidiary shall cease to be an Immaterial Subsidiary shall be made on the date that financial statements are delivered pursuant to Section 7.1.  To the extent a Subsidiary ceases to be an Immaterial Subsidiary in connection with such determination, the Borrower shall cause such Subsidiary to comply with the requirements of Section 7.7 and Section 7.8 within thirty (30) days of the date of such determination (or such later date as the Administrative Agent may approve from time to time in its sole discretion).

“Increase Joinder” is defined in Section 2.10.3.

“Incremental Commitment” is defined in Section 2.10.1.

“Incremental Commitment Increase Effective Date” is defined in Section 2.10.4.

“Incremental Commitment Request” is defined in Section 2.10.1.

“Incremental Revolving Commitment” is defined in Section 2.10.1.

“Incremental Term Commitment” is defined in Section 2.10.1.

“Indebtedness” of any Person means, without duplication:

(a)all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including, without limitation, the Letters of Credit), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)all obligations of such Person in the nature of Capitalized Lease Liabilities;

(d)the Termination Value of all Swap Agreements of such Person;

(e)whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of another Person;

(g)all obligations of such Person in respect of the Disqualified Equity Interests of such Person;

(h)all Off-Balance Sheet Obligations of such Person (to the extent the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument was accounted for as a Capitalized Lease); and

(i)all Contingent Liabilities of such Person in respect of any of the foregoing which appear as a liability on the balance sheet of such Person in accordance with GAAP.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture (other than a joint venture that is itself a corporation or limited liability company); provided, however, that to the extent any such Indebtedness is limited recourse to the Parent or any of its

Subsidiaries only the amount of such Indebtedness that is recourse to the Parent or its Subsidiaries shall be included for purposes of this definition.

“Indemnified Party” is defined in Section 11.4(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 11.16.

“Installment” is defined in Section 3.1.2(b).

“Intellectual Property Collateral” means, collectively, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral, as set forth in Item 6.14 (“Intellectual Property”) of the Disclosure Schedule, each as defined in the Security Agreement.

“Interest Period” means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.3 or Section 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, or six months thereafter, in each case as the Borrower may select in its relevant notice pursuant to Section 2.3 or Section 2.4; provided, however, that:

(a)the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than six (6) different dates;

(b)if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day);

(c)if any Interest Period begins on the last Business Day of a month (or on any day for which there is no numerically corresponding day in the month at the end of such Interest Period), such Interest Period shall end on the last Business Day of such month; and

(d)the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Maturity Date.

“Inventory” means “inventory” as defined in Section 9-102(a)(48) of the U.C.C.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business of such Person and loans, advances or guarantees provided by such Person to or for the benefit of its employees in connection with an employee benefit program or arrangement); (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a); (c) any Equity Interest held by such Person in any other Person (including, without limitation, through an acquisition); and (d) the acquisition of all or substantially all of the assets of another Person or line of business of another Person.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Investment Company Act” means the Investment Company Act of 1940 (17 C.F.R. Part 270).

“IRS” means the United States Internal Revenue Service.

“Issuance Request” means a Letter of Credit Issuance Request duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-3 hereto.

“Joint Lead Arrangers” means Citibank, BMO Capital Markets Corp. and Merrill Lynch, Pierce Fenner & Smith Incorporated, in their capacities as joint lead arrangers and joint book-runners.

“L/C Issuer” means Citibank and BMO Harris Bank N.A., in their capacity as issuer of Letters of Credit and/or such other Revolving Lender to the extent it has agreed in its sole discretion to act as a L/C Issuer hereunder and has been approved in writing by the Borrower and the Administrative Agent, in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” or “Lenders” has the meaning specified in the preamble, and as the context requires, includes the Swing Line Lender.

“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer, the Administrative Agent, any Joint Lead Arranger or any Co-Documentation Agent, together with each of their respective successors, transferees and permitted assigns.

“Letter of Credit” is defined in Section 2.6.1.

“Letter of Credit Commitment” means the commitment of each L/C Issuer to issue, and of each Revolving Lender to participate in, each Letter of Credit described in Section 2.6.1.  The

Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Letter of Credit Commitment Amount” means, on any date, $20,000,000, as such amount is reduced from time to time in accordance with Section 2.2, Section 9.2 or Section 9.3.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“LIBOR Successor Rate” is defined in Section 4.2(b).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Alternate Base Rate”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment for security, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement in the nature of a security interest.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit (and any applications related thereto), the Security Agreement, the Reaffirmation of Security Agreement and Intellectual Property Security Agreements, the Pledge Agreement, the Reaffirmation of Pledge Agreement, the other Collateral Documents, the Guaranty, the Reaffirmation of Guaranty, each Assignment and Assumption, and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.

“Loan Party” or “Loan Parties” means, collectively, the Parent, the Borrower and each Guarantor.

“Margin Stock” shall have the meaning set forth in Regulation U of the F.R.S. Board.

“Material Acquisition” means any Permitted Acquisition in excess of $100,000,000.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a)the business, assets, operations, properties or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole;

(b)the ability of the Parent, the Borrower and the Loan Parties, taken as a whole, to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document;

(c)the Administrative Agent’s first priority security interest (subject to any Liens permitted in Section 8.3) in the Collateral to the extent such material adverse effect was not caused by the Administrative Agent’s failure to retain possession of the Collateral physically delivered to it or the Administrative Agent’s failure to timely file U.C.C. continuation statements or intellectual property security agreements with the applicable intellectual property office, in either case only to the extent required for perfection; or

(d)the validity or enforceability of any Loan Document against any Loan Party or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of the Parent and its Subsidiaries in excess of an aggregate outstanding principal amount of $5,000,000.

“Material Real Property” means owned real property (including fixtures) with a fair market value greater than or equal to (x) $10,000,000 for any single real property and (y) $25,000,000 for all real property in the aggregate.

“Maturity Date” means February 5, 2024.

“Maximum Rate” is defined in Section 3.2.4.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, and (b) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.

“Monthly Payment Date” means the last Business Day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Disposition Proceeds” means the sum of:

(a)the gross cash proceeds received by the Parent or any of its Subsidiaries (i) from any Permitted Disposition or (ii) as a result of the taking of any of their assets under the power of eminent domain, condemnation or similar proceeding (each, a “Taking”), including any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise, but only when and as received;

minus

(b)in connection with such Permitted Disposition or Taking (i) all reasonable and customary fees and expenses paid in cash by the Parent or any of its Subsidiaries which have not been paid to the Parent, any of its Subsidiaries or any of their Affiliates; (ii) all taxes actually paid or reasonably estimated by the Parent (determined in the reasonable business judgment of a Financial Officer) to be payable in cash in the same year of such Permitted Disposition; (iii) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Parent, any of its Subsidiaries or any of their Affiliates, which Indebtedness is secured by the assets that are the subject of a Permitted Disposition or Taking and is required to be repaid, together with any applicable premium, penalty, interest and breakage costs, (and is in fact repaid) by the holder thereof upon consummation of such Permitted Disposition or Taking; (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (ii) above) related to any of the applicable assets and (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Disposition Proceeds).

“Net Insurance Proceeds” means the sum of:

(a)insurance proceeds that have been received by the Parent or any of its Subsidiaries on account of any Casualty Event, net of all out-of-pocket fees and expenses, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection with any Casualty Event paid in cash;

minus

(b)(i) all taxes actually paid or reasonably estimated by the Parent (determined in the reasonable business judgment of a Financial Officer) to be payable in cash in the same year of such Casualty Event in connection therewith and (ii) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Parent, any of its Subsidiaries or any of their Affiliates, which Indebtedness is secured by the assets that are the subject of the relevant Casualty Event and is required to be repaid, together with any applicable premium, penalty, interest and breakage costs, (and is in fact repaid) by the holder thereof upon the occurrence of such Casualty Event.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.1 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means, as the context may require, a Revolving Note, a Term Note or a Swing Line Note.

“Obligations” means (a) all obligations (monetary or otherwise) of the Parent, the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 9.1.9, whether or not a claim for post filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower in accordance with the terms of any Loan Document) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due; (b) the Cash Management Liabilities; and (c) Swap Liabilities arising from any Swap Agreement that at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand, provided that Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, its articles of incorporation, partnership agreement, operating agreement, bylaws and similar arrangements, as applicable.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.14).

“Parent” is defined in the preamble.

“Participant” is defined in Section 11.10(d)(i).

“Participant Register” is defined in Section 11.10(d)(ii).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule I hereto, in a duly executed Increase Joinder or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 11.10.

“Permitted Acquisition” means the acquisition (including Material Acquisitions) by the Borrower or any of its Subsidiaries of all or substantially all the assets of a Person or line of business of a Person, or all or substantially all of the Equity Interests of a Person (referred to herein as the “Acquired Entity”); provided that (a) such Acquired Entity is engaged in the same or similar line of business or a business reasonably related and complementary thereto or a logical extension thereof; (b) such acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, any of its Subsidiaries or any of their Related Parties; (c) the Acquired Entity shall, upon consummation of the acquisition, be owned (or, in the case of an asset purchase, such assets shall be owned) by the Borrower or a Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Borrower; (d) at the time of such transaction, both immediately before and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect on a Pro Forma Basis to any such acquisition and incurrence or assumption of Indebtedness in connection therewith, the Parent and its Subsidiaries, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Parent and its Subsidiaries are in Pro Forma Compliance with the financial covenant set forth in Section 8.4.3; (f) immediately before and after giving effect to any such acquisition and the incurrence of Indebtedness in connection therewith, the Parent and its Subsidiaries are in Pro Forma Compliance with the negative covenants set forth in Section 8.4.1 and Section 8.4.2, in each case, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered; (g) all actions required to be taken with respect to such Acquired Entity under Section 7.7 and Section 7.8 shall have been taken with the required time frames; (h) satisfactory evidence of compliance with clauses (e) and (f); (i) information requested by the Administrative Agent with respect to Section 5.1.15 shall be provided to the Administrative Agent at least ten (10) days prior to the closing of such acquisition; and (j) to the extent available, any financial information, transactional information or other information reasonably requested by the Administrative Agent shall be provided to the Administrative Agent at least ten (10) days prior to the closing of any such acquisition.

“Permitted Disposition” means any sale, lease, transfer or other disposition of assets (including, without limitation, Equity Interests of any Subsidiary of the Parent and Accounts) of the Parent or any of its Subsidiaries not otherwise permitted by Section 8.9; provided, however, that (a) the aggregate fair market value of all the assets subject to such dispositions shall not exceed (i) during any Fiscal Quarter, an amount equal to 10% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries that has been made available hereunder; or (ii) during the term of this Agreement, an amount equal to 30% of the total net asset value reflected on the most recent consolidated financial statement of the Parent and its Subsidiaries that has been made available hereunder (calculated as of the date of such sale); (b) the Net Disposition proceeds shall be applied in accordance with Section 3.1.2(c)(i); (c) the Parent and/or the applicable Subsidiary shall have received fair value therefor; and (d) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that; (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness; (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness; (c) if such Refinanced Indebtedness or any Contingent Liabilities thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Contingent Liabilities thereof are subordinated on terms no less favorable to the Lenders in any material respect; (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder; and (e) the terms and conditions (excluding interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness; provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions, of such Indebtedness or substantially final drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, company, partnership, trust, Governmental Authority or other entity.

“Platform” is defined in Section 11.2(c)(i).

“Pledge Agreement” means the Pledge Agreement, dated as of October 10, 2017 (as supplemented by the Pledge Agreement Supplement dated as of October 26, 2018), from the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary) in favor of the Administrative Agent for the benefit of the Secured Parties, together with each other pledge agreement supplement delivered pursuant to Section 7.7.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant required by the terms of this Agreement to be made on a Pro Forma Basis, showing Pro Forma Compliance or giving Pro Forma Effect thereto, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant:

(a)income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary of Parent or any division, product line, or facility used for operations of Parent, the Borrower or any of the Subsidiaries, shall be excluded and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included;

(b)any retirement of Indebtedness; and

(c)any Indebtedness incurred or assumed by Parent, the Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination;

provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and that are (i) directly attributable to such transaction, (ii) expected to have a continuing impact on Parent, the Borrower or any of the Subsidiaries and (iii) factually supportable.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired Entity”.

“Pro Rata” means (a) with respect to all payments, computations and other matters relating to any Term Loan or the Term Loan Commitment of any Term Lender, such Term Lender’s Percentage with respect to the same, (b) with respect to all payments, computations and other matters relating to any Revolving Loan or the Revolving Loan Commitment of any Revolving Lender, including any Letters of Credit or Swing Line Loans issued or participated in by each such Revolving Lender, such Revolving Lender’s Percentage with respect to the same; and (c) for all other purposes the percentage obtained by dividing (i) the sum of (x) the Term Loan Commitment Amount of such Lender (or, if the Term Loan Commitment Amount has been terminated, the aggregate principal amount of Term Loans of such Lender) plus (y) the Revolving Loan Commitment Amount of such Lender (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of such Lender plus the aggregate principal amount of all participations by such Lender in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans) by (ii) the sum of (x) the Term Loan Commitment Amount of all the Lenders (or, if the Term Loan Commitment has been terminated, the aggregate outstanding principal amount of Term Loans for all Lenders) plus (y) the Revolving Loan Commitment Amount of all the Lenders (or, if the Revolving Loan Commitment has been terminated, the sum of the aggregate outstanding principal amount of the Revolving Loans of all the Lenders plus the aggregate principal amount of all participations of all the Lenders in any Letter of Credit Outstandings and obligation to make Revolving Loans with respect to outstanding Swing Line Loans).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest, other than a Disqualified Equity Interest.

“Quarterly Payment Date” means the last day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Reaffirmation of Guaranty” means the amendment and reaffirmation, dated as of the date hereof, by the Guarantors listed on the Guarantors Schedule (other than the Parent) in favor of the Administrative Agent for the benefit of the Secured Parties, of the Guaranty.

“Reaffirmation of Pledge Agreement” means the reaffirmation, dated as of the date hereof, by the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary) in favor of the Administrative Agent for the benefit of the Secured Parties, of the Pledge Agreement.

“Reaffirmation of Security Agreement and Intellectual Property Security Agreements” means the reaffirmation, dated as of the date hereof, by the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary) in favor of the Administrative Agent for the benefit of the Secured Parties, of (a) the Security Agreement, (b) the Intellectual Property Security Agreement, dated as of October 10, 2017, from the Parent, the Borrower and each of their Subsidiaries (other than SCVNGR, Inc., a Delaware corporation, and any Excluded Subsidiary) in favor of the Administrative Agent for the benefit of the Secured Parties, and (c) the Intellectual Property Security Agreement, dated as of October 26, 2018, from SCVNGR, Inc., a Delaware corporation, in favor of the Administrative Agent for the benefit of the Secured Parties.

“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any real property.

“Refinancing” is defined in Section 5.1.13.

“Refunded Swing Line Loans” is defined in Section 2.7.3.

“Register” is defined in Section 11.10(c).

“Reimbursement Obligation” is defined in Section 2.6.5.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Required Lenders” means, at the time any determination thereof is to be made, Lenders holding more than 50% of the then aggregate unused Commitments and unpaid principal amount of the Loans and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Loans, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders).

“Required Revolving Lenders” means, at the time any determination thereof is to be made, Lenders holding more than 50% of the then aggregate unused Revolving Commitments and unpaid principal amount of the Revolving Loans and Letter of Credit Outstandings (excluding the Revolving Commitments and aggregate unpaid principal amount of Revolving Loans, Letter of Credit Outstandings and unused Revolving Commitments held by Defaulting Lenders).

“Required Term Lenders” means, at the time any determination thereof is to be made, Lenders holding more than 50% of the then aggregate unused Term Loan Commitments and unpaid principal amount of the Term Loans (excluding the Term Loan Commitments and aggregate unpaid principal amount of the Term Loans and unused Term Loan Commitments held by Defaulting Lenders).

“Restricted Payment” has the meaning set forth in Section 8.6.1.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Outstandings and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.

“Revolving Lender” means each lender with a Revolving Loan Commitment or holding Revolving Loans as designated on Schedule I hereto or an Assignment and Assumption.

“Revolving Loan Commitment” means commitments of each Revolving Lender described in Section 2.1.2.

“Revolving Loan Commitment Amount” means, on any date, $225,000,000, as such amount may, from time to time, be increased pursuant to Section 2.10 or reduced pursuant to Section 2.2, Section 9.2 or Section 9.3.

“Revolving Loan Commitment Termination Date” means the earlier of (a) February 5, 2024; and (b) the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3.

“Revolving Loans” is defined in Section 2.1.2.

“Revolving Note” means a promissory note of the Borrower that is payable to any Revolving Lender, substantially in the form of Exhibit A-1 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rolling Period” means, as of any date of calculation, the immediately preceding four Fiscal Quarters.

“S&P” means S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, any country or territory that is, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any European Union member state, (b) any Person operating (with physical local presence), organized or resident in a Sanctioned Country or (c) any Person 50 percent or greater in the aggregate owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time, by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” is defined in Section 4.2(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, Lenders or Affiliates of Lenders who entered into interest rate Swap Agreements in accordance with the terms of this Agreement, Lenders or Affiliates of Lenders with Cash Management Liabilities in accordance with the terms of this Agreement, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.4.

“Security Agreement” means the Security Agreement, dated as of October 10, 2017 (as supplemented by the Security Agreement Supplement dated as of October 26, 2018), from the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary), together with each other security agreement supplement delivered pursuant to Section 7.7.

“Solvent” means, when used with respect to any Person, that, as of any date of determination: (a) the amount of the “present fair saleable value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the relevant state Debtor Relief Laws governing determinations of the insolvency of debtors of New York and each state where such Person is organized or has its principal place of business; (b) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (c) such Person is able to pay its debts as they mature.

“Specified Transaction” means, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any disposition of a business unit, line of business or division of any Loan Party or any of their Subsidiaries whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment or Incremental Commitment that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.6.2(a).

“Subsidiary” means, with respect to any Person:

(a)any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of  law or otherwise); or

(b)any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Liabilities” means any and all obligations of the Parent or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired, under (a) any and all Swap Agreements; and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Citibank, acting solely in its capacity as the Lender, making Swing Line Loans, and any successor thereto in such capacity.

“Swing Line Loan Commitment” means (a) the commitment of the Swing Line Lender to consider requests by the Borrower to make the Swing Line Loans and the making of such Swing Line Loans in its sole discretion, and (b) the deemed irrevocable and unconditional purchase of participation interests as set out in Section 2.7. The Swing Line Loan Commitment is a sub facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Swing Line Loan Commitment Amount” means, on any date, $20,000,000, as such amount is reduced from time to time pursuant to Section 2.2.

“Swing Line Loans” are defined in Section 2.7.1.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-2 attached hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Taking” is defined in clause (a) of the definition “Net Disposition Proceeds”.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Loan Commitments at such time

“Term Lender” means a Lender with a Term Loan Commitment or holding Term Loans as designated in Schedule I hereto or in an Assignment and Assumption.

“Term Loan” has the meaning set forth in Section 2.1.1.

“Term Loan Commitment” means, relative to any Term Lender, such Lender’s obligation to make Term Loans pursuant to Section 2.1.1.

“Term Loan Commitment Amount” means, on any date prior to the Term Loan Commitment Termination Date, $325,000,000, as such amount may, from time to time, be increased pursuant to Section 2.10.

“Term Loan Commitment Termination Date” means the earlier of (a) immediately after the making of the initial Credit Extension on the Effective Date and (b) the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3.

“Term Note” means a promissory note of the Borrower that is payable to any Term Lender, substantially in the form of Exhibit A-3 attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans.

“Termination Value” means, with respect to one or more Swap Agreements at any time, after taking into account the effect of any netting agreement relating to such Swap Agreements, the maximum aggregate amount that the Borrower or any of its Subsidiaries would be required to pay if any such Swap Agreement was terminated at such time.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.7(g)(ii)(B)(3).

“UK Bribery Act” is defined in the definition of Anti-Corruption Laws.

“United States” or “U.S.” means the United States of America.

“Unused Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Unused Commitment Fee Rate” in the table in the definition of “Applicable Margin”.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Permitted Refinancing Indebtedness, the effects of any amortization or prepayments made on such Permitted Refinancing Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person of which the Equity Interests (except in the case of a corporation for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2Use of Defined Terms

.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each disclosure schedule and each other Loan Document.

Section 1.3Certain Rules of Construction

.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Default shall be deemed to exist at all times during the period commencing on the date that such Default occurs to the date on which such Default is waived by the applicable Lender Parties as required under Section 11.1 or cured within any period of cure expressly provided for in this Agreement.  An Event of Default shall be deemed to exist at all times during the period commencing on the date that such Event of Default occurs to the date on which such Event of Default is waived by the applicable Lender Parties as required under Section 11.1.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior member of management, a senior officer or a member of the board of directors or comparable body of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a senior member of management, senior officer or member of the board of directors or comparable body of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day.  Reference to “ordinary course of business” means, in respect of any transaction relating to a Loan Party, the ordinary course of such Loan Party’s business that is substantially the same as previously conducted by such Loan Party or is substantially consistent with past practice of such Loan Party, in each case undertaken by such Loan Party in good faith and not for the purpose of evading any covenant or restriction contained in this Agreement or any other Loan Document.

Section 1.4Accounting and Financial Determinations

.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 8.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP, as in effect from time to time; provided that notwithstanding the foregoing, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 and FASB ASC 606 on financial liabilities shall be disregarded. Notwithstanding any other provision contained here, all obligations of the Borrower and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 14, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of the Loan Documents regardless of any change in GAAP following December 14, 2018  (or any change in the implementation in GAAP for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligation to be re‑characterized as a capital lease. In the event that any Accounting Change shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition and performance of the Parent and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Parent, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

Section 1.5Rounding

.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.6Pro Forma Calculations

.  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, Consolidated EBITDA, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect all Specified Transactions that have been consummated during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and shall be calculated for the applicable period of measurement (which may be the most recently ended twelve consecutive fiscal months) for which monthly, quarterly or fiscal year-end financial statements are available in respect thereof immediately preceding the date of such event.

Section 1.7Amendment and Restatement; No Novation

.  This Agreement constitutes an amendment and restatement of the Existing Credit Agreement. All indebtedness and other obligations under the Existing Credit Agreement are hereby renewed and continued and hereafter will be governed by this Agreement. The execution and delivery of this Agreement is not intended to constitute a novation of any indebtedness or other obligations owing to the Administrative Agent and the Lenders under the Existing Credit Agreement. As of the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified, and restated in their entirety by the credit facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement shall be deemed to be loans and obligations outstanding under this Agreement without any further action by any Person, except that the Administrative Agent, the Lenders and the lenders under the Existing Credit Agreement that are not Lenders under this Agreement (if any) shall make such transfers and advances of funds, repayments of loans and obligations under the Existing Credit Agreement, and other adjustments as are necessary in the opinion of the Administrative Agent so that the outstanding balance of all Loans and Obligations hereunder on the Effective Date, including any Loans funded on the Effective Date under this Agreement, reflect the Commitments of each Lender hereunder on the Effective Date. Notwithstanding anything to the contrary in the Existing Credit Agreement or in this Agreement, no other documents or instruments, including any Assignment and Assumption, shall be, or shall be required to be, executed in connection with any such assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption. On the Effective Date, the applicable Lenders shall make full cash settlement with one another either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments and the portion of the outstanding Loans allocable to each Lender, such that after giving effect to such settlements, the Commitments of each Lender shall be as set forth on Schedule I. The Borrowers shall not be required to repay any loans or obligations under the Existing Credit Agreement in connection with the execution and delivery of this Agreement.

Article II.
COMMITMENTS AND CREDIT EXTENSIONS

Section 2.1Commitments

.  On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Revolving Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section.

2.1.1Term Loan Commitment.  On the Effective Date, each Term Lender agrees to make a loan (relative to such Term Lender, together with any outstanding term loan under the Existing Credit Agreement made by, or allocated to, such Lender, its “Term Loan”) to the Borrower in Dollars equal to such Term Lender’s Percentage of the Term Loan Commitment Amount; provided, however, that (a) the Borrowing of Term Loans pursuant to this Section 2.1.1 shall be deemed to include (x) the Term Loans made by the Lenders on the Effective Date as requested pursuant to the Borrowing Request dated on or about the Effective Date, and (y) the outstanding term loans made pursuant to the Existing Credit Agreement and continued hereunder, and (b) no Borrowing of Term Loans shall be made if, after giving effect thereto, the aggregate outstanding principal amount of all the Term Loans (x) of all Term Lenders would exceed the Term Loan Commitment Amount or (y) of any Term Lender would exceed such Term Lender’s Percentage of the Term Loan Commitment Amount.  No amounts paid or prepaid with respect to Term Loans may be reborrowed.

2.1.2Revolving Loan Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, each Revolving Lender agrees to make loans (relative to such Revolving Lender, its “Revolving Loans”) to the Borrower in Dollars equal to such Revolving Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving Loans requested by the Borrower to be made on such day; provided, however, that after giving effect to any Revolving Loan, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate principal amount of all Letter of Credit Outstandings, (a) of all Revolving Lenders and the Swing Line Lender shall not exceed the Revolving Loan Commitment Amount or (b) of any Revolving Lender shall not exceed such Lender’s Percentage of the Revolving Loan Commitment Amount.  Within the limits of each Revolving Lender’s Percentage of the Revolving Loan Commitment Amount, and subject to the other terms and conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

Section 2.2Reduction of the Commitment Amounts

.

(a)The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the Effective Date.

(b)The Borrower may, from time to time on any Business Day after the Effective Date, voluntarily reduce the unused amount of any remaining Revolving Loan Commitment Amount; provided, however, that (i) all such reductions shall be made on not less than one nor more than five Business Days’ prior notice to the Administrative Agent and be permanent; (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000; (iii) the Loans shall have been prepaid to the extent required by Section 3.1.2; and (iv) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $500,000 and in an integral multiple of $100,000.  Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender Party or otherwise.

Section 2.3Borrowing Procedures

.

(a)Borrowing Requests.  By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City time), on a Business Day occurring prior to the Effective Date (in the case of the Term Loans) or the Revolving Loan Commitment Termination Date (in the case of the Revolving Loans), the Borrower may from time to time irrevocably request that (i) a Base Rate Loan be made on such Business Day or another Business Day no more than five (5) Business Days thereafter or that (ii) a Eurodollar Rate Loan be made not less than three (3) nor more than five (5) Business Days thereafter; provided, however, that (A) no Revolving Loan shall be made as a Eurodollar Rate Loan after the day that is one month prior to the Maturity Date; and (B) any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 8:00 a.m. (New York City time), on the day of the proposed Borrowing.  All (i) Base Rate Loans (other than Swing Line Loans) shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, in the unused amount of the applicable Commitment; and (ii) Eurodollar Rate Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $100,000.  The proceeds of all Loans shall be used solely for the purposes described in Section 4.11.

(b)Funding by Lenders.  The Administrative Agent shall promptly notify each relevant Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount required to be funded by each such Lender and when such amount must be funded.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request.  On or before 1:00 p.m. (New York City time) on such Business Day each relevant Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request.

Section 2.4Continuation and Conversion Elections

.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one (1) nor more than five (5) Business Days’ notice, in the case of Base Rate Loans, and not less than three (3) Business Days (but not more than five (5) Business Days’) notice, in the case of Eurodollar Rate Loans, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans (for the Interest Period specified in such Continuation/Conversion Notice) or be, in the case of Eurodollar Rate Loans, converted into Base Rate Loans or continued as Eurodollar Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three Business Days (but not more than five (5) Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that; (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders; (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree; (c) no Loans may be continued as, or be converted into, Eurodollar Rate Loans after the day that is one (1) month prior to the Maturity Date; and (d) if the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced by payment, prepayment or conversion to be less than $1,000,000 such Eurodollar Rate Loans shall automatically convert to Base Rate Loans.

Section 2.5Funding

.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loans in accordance with the terms of this Agreement.

Section 2.6Letters of Credit

.  The Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit for its own account, in form and substance reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitment remains in effect.

2.6.1Letter of Credit Commitment

. From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date and not less than thirty (30) Business Days prior to the Maturity Date for the Revolving Loans, the Borrower may request, in accordance with the terms hereof, the issuance of one or more standby letters of credit (a “Letter of Credit”) in Dollars for the account of the Borrower or its Domestic Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent and the applicable L/C Issuer; provided, however that after giving effect to any issuance of a Letter of Credit, (x) the Revolving Credit Exposure of all Revolving Lenders shall not exceed the Revolving Loan Commitment Amount, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Loan Commitment and (z) the aggregate principal amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.  No L/C Issuer shall be under any obligation to issue any Letter of Credit if it shall determine (which determination shall be conclusive and binding absent manifest error) that (a) it has, or by issuing such Letter of Credit may have, Fronting Exposure or (b) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that such issuance or amendment complies with the conditions set forth in the proviso of the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  It is hereby acknowledged and agreed that each of the letters of credit described on Item 2.6.1 (“Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date.

2.6.2Issuance Procedures.

(a)By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day not less than thirty (30) days prior to the Revolving Loan Commitment Termination Date, the Borrower may, from time to time irrevocably request, on not less than three (3) Business Days’ notice, that such L/C Issuer issue or extend the Stated Expiry Date (as defined hereinafter) of, as the case may be, a Letter of Credit in such form as may be requested by the Borrower and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.11.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one (1) year from the date of issuance; and (ii) five (5) Business Days prior to the Maturity Date for the Revolving Loans; provided, however, that a Letter of Credit may, if requested by the Borrower, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for renewal for successive periods of one year or less (but not beyond five (5) Business Days prior to the Maturity Date for the Revolving Loans), unless the Administrative Agent  or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non-renewal.  The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.  Unless notified in writing by the Administrative Agent or the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists or that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices.  In the event and to the extent that the provisions of any Letter of Credit application and agreement of the Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.

(b)No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it.  No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause.

(c)If the Administrative Agent is an L/C Issuer, it will notify the Revolving Lenders, within three (3) Business Days after the end of each calendar month, of all issuances, renewals and amendments to Letters of Credit during the preceding calendar month.  Each L/C Issuer that is not the Administrative Agent will notify the Administrative Agent promptly (and, in any event, within three (3) Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.

2.6.3Other Revolving Lenders’ Participation.

(a)Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Revolving Lender (other than each L/C Issuer) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.

(b)If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrower has not, in accordance with Section 2.6.4, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrower is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer its Percentage of such payment or disbursement; provided that no such payment by the Revolving Lenders shall diminish the Obligations of the Borrower under Section 2.6.4 to repay such disbursements and payments in full.  Each Revolving Lender agrees to make its required reimbursement payment not later than 4:00 p.m. (New York City time) on the Business Day (or, if any Revolving Lender receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day) that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer, together with interest thereon from the date of requested payment until the date of such reimbursement at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three (3) Business Days following such Revolving Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.  Any Revolving Lender’s failure to make available to the applicable L/C Issuer its Percentage of any such payment or disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available such other Revolving Lender’s Percentage of such payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Percentage of any such payment or disbursement.

(c)Each Revolving Lender (i) that has complied with its obligations under this Section shall be entitled to receive its Pro Rata share of Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each relevant Letter of Credit; and (ii) if such Revolving

Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its Pro Rata share of all reimbursement payments paid by the Borrower with respect thereto.

2.6.4Disbursements.  Each L/C Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit.  Not later than 4:00 p.m. (New York City time) on any Business Day (or, if the Borrower receives such notice after 1:00 p.m. (New York City time) on any Business Day, prior to 11:00 a.m. (New York City time) on the next following Business Day) that each relevant L/C Issuer notifies the Borrower and the Administrative Agent that it has made a Disbursement under a Letter of Credit, the Borrower will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Revolving Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to Section 2.6.3(b), for all amounts which such L/C Issuer and each such Revolving Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans that are Revolving Loans (subject to Section 3.2.2 with respect to late payments); provided, that the Borrower may request in accordance with Section 2.3 that such payment be financed with Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such reimbursement payments shall be discharged and replaced by the resulting Base Rate Loans.

2.6.5Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.6.4 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrower to reimburse each such L/C Issuer (or if any reimbursement by the Borrower must be returned or disgorged by any such L/C Issuer for any reason), each Revolving Lender’s obligation under Section 2.6.3(b) to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or each such Revolving Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Revolving Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, or the existence of any Default or Event of Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrower or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.6.7.

2.6.6Deemed Disbursements.  Upon the occurrence and during the continuation of any Event of Default of the type described in Section 9.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default, the Borrower shall Cash Collateralize all the Letters of Credit Outstandings in an amount equal to 103% thereof.  Such Cash Collateral shall be held in a collateral account under the sole dominion and control of the Administrative Agent as collateral security for the Obligations, all on terms and pursuant to documentation in form and substance reasonably satisfactory to the

Administrative Agent.  Moneys in such collateral account shall be applied by the Administrative Agent to reimburse each L/C Issuer for Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the Letter of Credit Outstandings at such time or, if the maturity of the Loans has been accelerated, shall be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

2.6.7Nature of Reimbursement Obligations.  The Borrower and, to the extent set forth in Section 2.6.3, each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No L/C Issuer shall be responsible for, nor shall any of the obligations of the Borrower or any Revolving Lender with respect to any Letter of Credit be affected by, any of the following:

(a)the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise;

(e)any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing under such Letter of Credit;

(f)any other act or omission to act or delay of any kind of the L/C Issuers, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; or

(g)the existence of any Default or Event of Default, or the termination of the Commitments.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Revolving Lender hereunder.  In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, nonpayment or any other transaction related to any Letter of Credit, provided the foregoing shall not excuse any L/C Issuer from liability to the Borrower or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Lenders to the extent permitted by applicable Law) suffered by the Borrower, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination.  Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.6.8International Standby Practices.  The International Standby Practices 1998 ISP 98 published by the Institute of International Banking Law & Practice most recently at the time of issuance of any standby Letter of Credit shall apply to each such Letter of Credit.

Section 2.7Swing Line Loans

.

2.7.1The Swing Line. From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.7, the Swing Line Lender may, in its sole discretion, make loans (relative to such Lender, its “Swing Line Loans”) in Dollars to the Borrower equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower to be made on such day not to exceed at any time the Swing Line Loan Commitment Amount; provided, however, that (a) after giving effect to any Swing Line Loan (i) the Revolving Credit Exposure of all Revolving Lenders shall not exceed the Revolving Loan Commitment Amount, (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Loan Commitment, (b) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loans and (c) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by making such Swing Line Loan may have, Fronting Exposure.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and re-borrow Swing Line Loans.

2.7.2Borrowing Requests.  By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender the Borrower may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing Line Loans be made by the Swing Line Lender in any minimum amount.  All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans.  Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrower, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower.   Upon the making of any Swing Line Loan, and without further action, each Revolving Lender (other than the Swing Line Lender) shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Swing Line Loan.

2.7.3Refinancing Swing Line Loans.

(a)If:

(i)requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower) in its sole discretion;

(ii)any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made; or

(iii)any Default or Event of Default shall occur and be continuing;

then in each case, each Revolving Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Revolving Lenders of the occurrence of any of the events referred to in the preceding clauses (i) through (iii) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender to the Borrower), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Revolving Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 10:00 a.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided that if any Revolving Lender shall receive such notice at or prior to 10:00 a.m. (New York City time) on a Business Day such funding shall be made by such Revolving Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Revolving Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the aforementioned Revolving Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become outstanding under such Revolving Lender’s Revolving Note and shall no longer be owed under the Swing Line Note.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.

(b)If for any reason any Swing Line Loan cannot be refinanced by a Refunded Swing Line Loan in accordance with clause (a), the request for any such Refunded Swing Line Loan shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan, and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to clause (a) shall be deemed payment in respect of such participation.

(c)In the event any Revolving Lender fails to fund when due as herein provided its Refunded Swing Line Loan or participation in any Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at a rate per annum equal to the greater of (x) the Federal Funds Rate or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Revolving Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.  Each Revolving Lender’s obligation to make Refunded Swing Line Loans and fund its participation in any Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence  or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by the Borrower, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7.4Repayment of Participations.

(a)At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage thereof in the same funds as those received by the Swing Line Lender.

(b)If any payment that is received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned or disgorged by the Swing Line Lender for any reason, each Revolving Lender shall pay to the Swing Line Lender its Percentage thereof promptly following a demand therefor by the Administrative Agent (which demand the Administrative Agent agrees to promptly make upon the request of the Swing Line Lender), plus interest thereon from the date of such demand to the date such amount is returned to the Swing Line Lender, at a rate per annum equal to the greater of (x) the Federal Funds Rate; or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Revolving Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

Section 2.8Notes

.  Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Percentage of the original Commitment Amount.  Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Loan Party.  Such notations shall be conclusive and binding on the Borrower absent manifest error.

Section 2.9Cashless Settlement

.  Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

Section 2.10Increase in Commitment

.

2.10.1Request for Increase

.  If no Default or Event of Default has occurred and is continuing, the Borrower may, from time to time, request (each an “Incremental Commitment Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that (x) prior to the Maturity Date of the Revolving Credit Facility, an increase in the Revolving Loan Commitment Amount (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment”; together with the Incremental Revolving Commitment, each a “Incremental Commitment” and together, the “Incremental Commitments”), by an aggregate amount (for all such requests) not exceeding $250,000,000; provided that (i) each such Incremental Commitment Request shall request an increase in a minimum amount of $10,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $5,000,000 in excess thereof; and (ii) the Borrower may not submit more than four (4) Incremental Commitment Requests during the term of this Agreement.  The notice by the Administrative Agent to the Lenders describing each Incremental Commitment Request shall specify the time period (to be determined by the Borrower in consultation with the Administrative Agent but in no event to be less than fifteen (15) Business Days from the date of delivery by the Borrower of the applicable Incremental Commitment Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to provide any portion of the applicable Incremental Commitment.

2.10.2Lender Elections to Increase

.  Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to provide any portion of the applicable Incremental Commitment and, if so, shall specify the amount of such Incremental Commitment it desires to be allocated to it.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount.  Each determination by a Lender to provide a portion of an Incremental Commitment shall be made by it in its sole and absolute discretion.

2.10.3Notification by Administrative Agent; Additional Lenders

.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Commitment Request.  To achieve the full amount of the Incremental Commitment specified in the applicable Incremental Commitment Request, subject to the approval of the Administrative Agent, the Swing Line Lender and the L/C Issuer to the extent required under Section 11.10(b)(iii), the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to commitment increase and joinder agreement in form and substance satisfactory to the Administrative Agent (each, an “Increase Joinder”).  Each such Eligible Assignee shall, as a condition to participating in any Incremental Commitment, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 4.7(g) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.  Notwithstanding the provisions of Section 11.1, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.10.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to Incremental Revolving Commitments and Term Loans that are made pursuant to Incremental Term Commitments, respectively, made pursuant to this Agreement.  This Section 2.10 shall supersede any provisions in Section 4.9 or Section 11.1 to the contrary.

2.10.4Effective Date and Allocations

.  If the Commitment Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each an “Incremental Commitment Increase Effective Date”) and the final allocation of each Incremental Commitment.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Incremental Commitment Increase Effective Date.

2.10.5Conditions to Effectiveness of Increase

.  In connection with the occurrence of each Incremental Commitment Increase Effective Date, the Borrower shall (a) pay all reasonable fees and expenses (including any upfront fees and reasonable fees and expenses of counsel (subject to the limitations set forth in Section 11.3)) of the Lenders providing such Incremental Commitment and Citibank, in its capacity as Administrative Agent, on or prior to the Incremental Commitment Increase Effective Date, and (b) deliver to the Administrative Agent a certificate dated as of the applicable Incremental Commitment Increase Effective Date and signed by a Financial Officer (i) certifying and attaching the resolutions adopted by the Borrower approving the applicable Incremental Commitment; and (ii) certifying that:

(A)immediately prior to and after giving effect to the applicable Incremental Commitment, the representations and warranties of the Loan Parties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such Incremental Commitment Increase Effective Date; provided, that such representations and warranties (x) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard;

(B)immediately prior to and after giving effect to the applicable Incremental Commitment, no Default or Event of Default shall have occurred and be continuing;

(C)for the most recently completed Rolling Period prior to the applicable Incremental Commitment Increase Effective Date, the Borrower

is in compliance on a Pro Forma Basis with each of the covenants set forth in Section 8.4 before and after giving pro forma effect to any such Incremental Commitment (assuming, solely for purposes of this Section 2.10, (x) that any Incremental Revolving Commitments being provided are fully drawn, and (y) the proceeds of such Incremental Commitment are not included as unrestricted cash and cash equivalent in the calculation of the Consolidated Senior Secured Net Leverage Ratio or the Consolidated Total Net Leverage Ratio).

2.10.6Terms of Incremental Commitment

.  The terms and provisions of the Revolving Loans comprising each Incremental Commitment shall be documented solely as an increase to the Commitments without any change of terms to this Agreement or otherwise reasonably acceptable to the Administrative Agent.  The Incremental Commitments shall (i) rank pari passu in right of payment and of security with, and shall have the same guarantees as the existing Term Loans and Revolving Loans, as applicable; (ii) in the case of Incremental Term Commitments, have (x) a maturity date that is not earlier than the Maturity Date of Term Loans made on the Effective Date and (y) a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the existing Term Loans; (iii) in the case of Incremental Revolving Commitments, shall have maturity date that is not earlier than the Maturity Date of existing Revolving Loans or have amortization or scheduled mandatory commitment reductions (other than at maturity), (iv) have a rate of interest as set forth in each applicable Increase Joinder; provided, however that, with respect to Incremental Term Commitments that are pari passu in right of payment and with respect to security with the existing Term Loans only, such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the existing Term Loans, unless the interest rate margin with respect to the existing Term Loans, is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Commitments, minus, 0.50%; provided, further, that in determining the applicable interest rate: (w) original issue discount or upfront fees paid by the Borrower in connection with the existing Term Loans, such Incremental Term Commitments (based on a four-year average life to maturity), shall be included, (x) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Joint Lead Arrangers (or their Affiliates) in their respective capacities as such in connection with the existing Term Loans, or to one or more arrangers (or their Affiliates) in their capacities as such applicable to such Incremental Term Commitments shall be excluded and (z) if such Incremental Term Commitments include any “LIBOR” interest rate floor greater than that applicable to the existing Loans, and such floor is applicable to the existing Term Loans, on the date of determination, such excess amount shall be equated to interest margin for determining the increase and (iv) in the case of any Incremental Revolving Commitment, otherwise be treated the same as, and not be entitled to any additional benefits than or impose any more obligations than, the existing Loans and (v) in the case of any Incremental Term Commitment, all other terms of such Incremental Term Commitments, if not consistent with the Term Facility, will be agreed between the Borrower and the lenders providing such Incremental Term Commitments.

2.10.7Notes

.  Any existing Lender that has a Note and participates in any Incremental Commitment shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder.  Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Commitment it is required to fund pursuant to the terms of this Section.

2.10.8Percentage Adjustment

.  The Borrower and the Lenders authorize the Administrative Agent to ratably adjust the Percentage of each Term Lender or Revolving Lender in order to give effect to any Incremental Commitment with respect to the Term Loan Commitment or Revolving Loan Commitment, as the case may be.  Upon a Lender providing any Incremental Commitment, each other Lender in the same Class as such Lender that does not participate in such Incremental Commitment shall have its Percentage reduced on a pro rata basis such that the total Percentage of all Lenders of such Class shall remain 100%.

2.10.9Incremental Revolver Prepayment

.  If the Borrower shall increase the Revolving Loan Commitment Amount pursuant to this Section it shall prepay any Revolving Loans that are outstanding on the date of such increase (and pay any amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Percentages as provided in Section 2.10.2 that arise from any non-ratable increase in the Revolving Loan Commitment Amount.

Article III.
PAYMENTS, INTEREST AND FEES

Section 3.1Repayments and Prepayments

.  The Borrower shall repay in full the unpaid principal amount of each Loan on the Maturity Date therefor and pursuant to Section 9.2 and Section 9.3.  Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.

3.1.1Voluntary Prepayments.  Prior to the applicable Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(a)any such prepayments shall be made Pro Rata among Loans of the same Class and, if applicable, having the same Interest Period of all the applicable Lenders;

(b)all such voluntary prepayments shall require (i) in the case of Eurodollar Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) not less than three (3) Business Days in advance of any prepayment thereof; and (ii) in the case of Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business Day of any prepayment thereof;

(c)all such voluntary partial prepayments shall be (i) in the case of Revolving Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $100,000 or, if less, the aggregate principal amount of Revolving Loans outstanding hereunder, (ii) in the case of Term Loans, in an aggregate minimum amount of $5,000,000 and an integral multiple of $100,000 or, if less, the aggregate principal amount of Term Loans outstanding hereunder, or (iii) in the case of Swing Line Loans, in any minimum amount; and

(d)each such notice delivered pursuant to clause (b) hereof shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be repaid, the Interest Period(s) of such Loans.  The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

3.1.2Mandatory Repayments and Prepayments.

(a)Excess Outstandings.  If for any reason the aggregate Revolving Credit Exposure at any time exceeds the Revolving Loan Commitment Amount at such time, the Borrower shall immediately prepay Revolving Loans and Swing Line Loans and Cash Collateralize the Letters of Credit Outstandings in an aggregate amount equal to such excess.

(b)Term Loans.  The Borrower shall make a scheduled repayment of the Term Loans in consecutive equal quarterly installments of the aggregate annual amounts expressed as a percentage of the aggregate outstanding principal amount of Term Loans as of the Effective Date (each, an “Installment”), as follows:

Amortization Period	Percentage of Term Loans
From the Effective Date but on or before the first anniversary of the Effective Date	2.5%
After the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date	5.0%
After the second anniversary of the Effective Date but on or before the third anniversary of the Effective Date	5.0%
After the third anniversary of the Effective Date but on or before the fourth anniversary of the Effective Date	5.0%
After the fourth anniversary of the Effective Date but on or before the Maturity Date	7.5%

Notwithstanding the foregoing, (i) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 3.1.1 and Section 3.1.2(c) (as applicable); and (ii) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

(c)Mandatory Prepayments from Certain Sources.

(i)The Borrower shall, on the date any Loan Party or any of their Subsidiaries receives any Net Disposition Proceeds which in the aggregate exceed $10,000,000 received in connection with any non-ordinary course sale, transfer or disposition of any property or asset of any Loan Party or any of their Subsidiaries, shall prepay an aggregate principal amount of Loans equal to 100% of such Net Disposition Proceeds (such prepayment to be applied as set forth in Section 3.1.3); provided, however, that with respect to any Net Disposition Proceeds, so long as no Event of Default shall have occurred and be continuing, the Borrower may elect (as notified by the Borrower to the Administrative Agent on or prior to the date of such disposition) to invest (or commit to invest) all or any portion of such Net Disposition Proceeds in assets useful in the business of the Borrower and the other Subsidiaries, including through Permitted Acquisitions or capital expenditures, within 12 months after the receipt of such Net Disposition Proceeds and, in such instance, no such prepayment shall be required in respect of such Net Disposition Proceeds in respect of such event (or the applicable portion of such Net Disposition Proceeds, if applicable) except to the extent of any such Net Disposition Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12 month period, at which time a prepayment shall be required in an amount equal to such Net Disposition Proceeds that have not been so invested (or committed to be invested); provided, further, that, with regards to a commitment to invest, such purchase shall have been consummated within 180 days after the end of such 12-month period or such Net Disposition Proceeds shall be immediately applied to the repayment of Loans as set forth in Section 3.1.3.

(ii)The Borrower shall, on the date any Loan Party or any of their Subsidiaries receives any Net Insurance Proceeds which in the aggregate exceed $10,000,000, shall prepay an aggregate principal amount of Loans equal to 75% of such Net Insurance Proceeds (such prepayment to be applied as set forth in Section 3.1.3); provided, however, that with respect to any Net Insurance Proceeds, so long as no Event of Default shall have occurred and be continuing, the Borrower may elect (as notified by the Borrower to the Administrative Agent on or prior to the date of such disposition) to invest (or commit to invest) all or any portion of such Net Insurance Proceeds in assets useful in the business of the Borrower and the other Subsidiaries, including through Permitted Acquisitions or capital expenditures, within 12 months after the receipt of such Net Insurance Proceeds and, in such instance, no such prepayment shall be required in respect of such Net Insurance Proceeds in respect of such Casualty Event (or the applicable portion of such Net Insurance Proceeds, if applicable) except to the extent of any such Net Insurance Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12 month period, at which time a prepayment shall be required in an amount equal to such Net Insurance Proceeds that have not been so invested (or committed to be invested); provided, further, that, with regards to a commitment to invest, such investment or replacement shall have been consummated within 180 days after the end of such 12-month period or such Net Disposition Proceeds shall be immediately applied to the repayment of Loans as set forth in Section 3.1.3.

(iii)The Borrower shall deliver to the Administrative Agent (i) not later than two (2) Business Days prior to the time of each prepayment required under this Section a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment, and (ii) notice of each mandatory prepayment on or before 10:00 a.m. (New York City time) one Business Day in advance of such prepayment.

(d)Maturity Date. On the Maturity Date the Borrower shall (i) repay in full the aggregate outstanding principal amount of the Term Loans, (ii) repay in full the then aggregate outstanding principal amount of the Revolving Loans and Reimbursement Obligations and (iii) Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.

(e)Acceleration.  The Borrower shall, immediately upon any acceleration of the Maturity Date of any Loans or Letter of Credit Outstandings pursuant to Section 9.2 or Section 9.3, (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.

3.1.3Application of Prepayments, etc.

  Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 4.4 applied, first, to a prepayment of the Term Loans in the direct order of the scheduled repayment of principal and related interest under the Term Facility until repaid in full; second, if all the Term Loans have been paid in full, to a prepayment of the Swing Line Loans; third, if all Term Loans and Swing Line Loans have been paid in full, to repay outstanding Reimbursement Obligations; fourth, if all Term Loans, Swing Line Loans and outstanding Reimbursement Obligations have been paid in full, to a prepayment of the Revolving Loans; and fifth, if all Term Loans, Swing Line Loans, outstanding Reimbursement Obligations and Revolving Loans have been paid in full, to Cash Collateralize all other Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings, on terms, pursuant to documentation and in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer.

Section 3.2Interest Provisions

.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.

3.2.1Rates.  Subject to Section 2.3, Section 2.4 and Section 2.7, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b)on that portion maintained from time to time as a Eurodollar Rate Loan (except in the case of Swing Line Loans), during each Interest Period applicable thereto, equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin.

3.2.2Post Default Rates.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on past due amounts owed by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable on demand.

3.2.3Payment Dates.  Interest accrued on each Loan shall be paid as follows:

(a)on the Maturity Date therefor;

(b)on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)with respect to Base Rate Loans, on each Monthly Payment Date;

(d)with respect to Eurodollar Rate Loans, on the last day of each applicable Interest Period; provided, however, that if an Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be an interest payment date; and

(e)on that portion of any Loans the Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

3.2.4Interest Rate Limitation

. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest rate contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 3.3Fees

.  The Borrower agrees to pay the fees set forth in this Section.  All such fees shall be non-refundable.

3.3.1Unused Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Revolving Lender (other than any Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Section 5.2) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, an unused commitment fee at the rate per annum equal to the Unused Commitment Fee Rate on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount. Such unused commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.  The unused commitment fee shall be calculated quarterly in arrears, and if there is any change in the Unused Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Commitment Fee Rate separately for each period during such quarter that such Unused Commitment Fee Rate was in effect.  For purposes of calculating the unused commitment fee the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment.

3.3.2Letter of Credit Fee.

(a)The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Revolving Lender, a Letter of Credit fee in an amount equal to the then Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans (whether or not Eurodollar Rate Loans are actually outstanding) multiplied by the average aggregate daily principal amount of Letter of Credit Outstandings of each such Letter of Credit. Such fee shall be calculated quarterly in arrears and shall be paid by the Borrower in arrears on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the Effective Date), the Maturity Date and on the expiry date of each such Letter of Credit.

(b)The Borrower further agrees to pay directly to each L/C Issuer for its own account with respect to each of its outstanding Letters of Credit (a) a fronting fee equal to 0.250% of the face amount of such Letter of Credit; and (b) all customary related costs, expenses and processing charges, calculated quarterly in arrears and paid by the Borrower on each Quarterly Payment Date following the Effective Date, the Maturity Date and the expiry date of each such Letter of Credit.

Section 3.4Administrative Agent’s Fees, etc.

  The Borrower agrees to pay to the Administrative Agent, for its own account, and without duplication of any fees paid hereunder, fees in the amounts, on the dates and in the manner and subject to limitations set forth in the Fee Letter.

Article IV.
YIELD PROTECTION, TAXES AND RELATED PROVISIONS

Section 4.1Eurodollar Rate Lending Unlawful

.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.  All outstanding Eurodollar Rate Loans of such Lender shall (a) automatically convert into Base Rate Loans or (b) be prepaid by the Borrower, in each case, at the end of the then current Interest Periods with respect thereto or sooner, if required by such Law or assertion.  With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate.

Section 4.2Inability to Determine Rates

.

(a)If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders or do not adequately cover the costs of such Lenders of making or maintaining Eurodollar Rate Loans or calculating the same then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.  With respect to any determination of the Alternate Base Rate for Base Rate Loans incurred pursuant to this Section, the Alternate Base Rate will be determined without reference to the Adjusted Eurodollar Rate component of the Alternate Base Rate.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i)adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for any requested Interest Period, including, without limitation, because the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the supervisor for the administrator of the rate described in clause (a) of the definition of “Adjusted Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace such rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of such rate (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 11.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.  If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 4.3Increased Costs, Generally

.  If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer (except any reserve requirement reflected in the Eurodollar Reserve Requirement);

(b)subject any Lender or any L/C Issuer to any Taxes (other than (i) Indemnified Taxes; (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded

Taxes”; and (iii) Connection Income Taxes on its Credit Extensions or Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or

(c)impose on any Lender, any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement (other than Taxes), any Loan or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such L/C Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer for such additional costs incurred or reduction suffered.  A certificate of such Lender or such L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amount or amounts that are necessary to compensate such Lender or such L/C Issuer as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within 10 days after receipt thereof by the Borrower.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.4Funding Losses

.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

(a)any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.4, Section 3.1, Section 4.1, Article IX or otherwise;

(b)any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor;

(c)any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of the operation of Section 4.14;

then, upon the notice of such Lender to the Borrower setting forth in reasonable detail the basis therefor (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within three (3) Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  For the purpose of calculating the amount or amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of the amount or amounts payable under this Section.

Section 4.5Increased Capital Requirements

.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any lending office of such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender or such L/C Issuer’s capital or on the capital of such Lender or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such L/C Issuer or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, to a level below that which such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender or such L/C Issuer’s policies and the policies of such Lender or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender or such L/C Issuer’s holding company for any such reduction suffered.

Section 4.6Certificates for Reimbursement; Delay in Request

.  A certificate of a Lender or an L/C Issuer delivered to the Borrower (with a copy to the Administrative Agent) as to any such additional amount or amounts or reduced returns shall, absent manifest error, be conclusive and binding on the Borrower, and shall be payable within 10 days after the receipt thereof.  In determining such amount, each Lender or each L/C Issuer may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.7Taxes

.

(a)Defined Terms.  For purposes of this Section, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Lender Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender Party or required to be withheld or deducted from a payment to such Lender Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party

(x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.8Payments, Interest Calculations, etc.

(a)Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower pursuant to or in respect of this Agreement, the

Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the Pro Rata account of the Lender Parties entitled to receive such payment, provided, however, that all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender.  All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon.  The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender Party its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party.

(b)All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days).  If a Loan is repaid on the same day it is made one (1) day’s interest shall be charged.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

Section 4.9Sharing of Payments

.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.10Setoff

.  If any Event of Default shall have occurred and be continuing, each Lender or L/C Issuer and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or L/C Issuer or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of any such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, L/C Issuer or Affiliate, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Lender Parties, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender or L/C Issuer and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or its Affiliates may have.  Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 4.11Use of Proceeds

.

(a)The Borrower shall apply, subject to any other restrictions contained herein, all the proceeds of the Loans to (a) fund the working capital needs of the Borrower and the other Loan Parties (excluding the Parent); (b) pay for Permitted Acquisitions contemplated from time to time; (c) pay for Restricted Payments permitted pursuant to Section 8.6, including to the Parent as specifically permitted thereby; (d) finance other general corporate purposes of the Loan Parties (excluding the Parent) not in contravention of any Law or of any Loan Document and (e) pay all fees, commissions and expenses relating to the foregoing (including, without limitation, reasonable legal fees and out-of-pocket expenses). In addition, on the Effective Date, proceeds of the Loans may be used to refinance certain indebtedness existing under the Existing Credit Agreement.

(b)Neither the Parent nor any of its Subsidiaries will, directly or knowingly indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(i) to fund or facilitate any activities or business with (x) any Sanctioned Person or (y) in any Sanctioned Country; (ii) in any other manner that will result in a violation of applicable Anti-Corruption Laws or Sanctions by any Person (including any Lender Party participating in any transactions contemplated hereby or thereby).

Section 4.12Funding and Payment Reliance, etc.

(a)Unless the Administrative Agent shall have received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with clause (b) of Section 2.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at:

(i)in the case of a payment to be made by such Lender, (1) for the first three (3) Business Days after such payment was due, the greater of (x) the Federal Funds Rate; and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (2) thereafter, at the interest rate applicable to Base Rate Loans; and

(ii)in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  Nothing in this Section or otherwise set forth in this Agreement or any other Loan Document shall require the Administrative Agent or any Lender to advance funds on behalf of any other Lender, relieve any Lender from its obligation to fulfill its commitments hereunder or prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of its failure to advance such funds.

(b)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the greater of (x) the Federal Funds Rate; or (y) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first Business Day following such Lender’s receipt of such demand, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.

Section 4.13Designation of a Different Lending Office

.  If any Lender requests compensation under Section 4.3 or Section 4.5, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.3, Section 4.5 or Section 4.7, as the case may be, in the future; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4.14Replacement of Lenders

.  If (a) any Lender requests compensation under Section 4.3 or Section 4.5; (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.7, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 4.13; (c) any Lender is a Defaulting Lender, or (d) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 11.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.3 or Section 4.7) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in clause (b) of Section 11.10;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.3 or Section 4.5 or payments required to be made pursuant to Section 4.7, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 4.15Defaulting Lenders

.

(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9.6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.10 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 4.16; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; and (ii) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Outstandings in respect of which such

Defaulting Lender has not fully funded its appropriate share; and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.3.1 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive a Letter of Credit fee pursuant to Section 3.3.2 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.16.

(C)With respect to any commitment fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender; and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment.  Subject to Section 11.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral; Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 4.16.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Loan Commitments (without giving effect to clause (a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Non-Defaulting Lender having been a Defaulting Lender.

Section 4.16Cash Collateral by the Borrower

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(a)At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the applicable L/C Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 4.15(a)(v) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the L/C Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (c) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, other than the Administrative Agent and the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender); or (ii) the determination by the Administrative Agent and each L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 4.15, the Person providing Cash Collateral and each L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and, provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Article V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.1Conditions to Effective Date

. The effectiveness of this Agreement is subject to the condition that each of the conditions precedent set forth in this Section be satisfied (or waived) in a manner acceptable to each Lender Party.  There shall be delivered to the Administrative Agent, on behalf of each Lender Party, a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.

5.1.1Agreement.  The Administrative Agent shall have received this Agreement, duly executed and delivered by each Lender, the Administrative Agent, and an Authorized Officer of the Borrower and the Parent.

5.1.2Officer’s Certificates; Organizational Documents; Good Standing Certificates.  The Administrative Agent shall have received a certificate of an Authorized Officer of each Loan Party, dated the Effective Date and attaching and certifying as to:

(a)resolutions of its board of directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b)each Organizational Document of each Loan Party; and

(c)the incumbency and signatures of each officer (including each Authorized Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it,

upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of the relevant Loan Party canceling or amending such prior certificate.  In addition, the Administrative Agent shall have received good standing certificates for each jurisdiction in which each Loan Party is organized that affirms the good standing of each of such Loan Party.

5.1.3Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested a Note, its Term Note, Swing Line Note and Revolving Note in an amount equal to such Lender’s applicable Commitment Amount, each dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower.

5.1.4Required Consents and Approvals.  All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and from (a) all relevant Governmental Authorities; and (b) any other Person whose consent or approval the Administrative Agent deems necessary or appropriate to effect the transactions contemplated hereby.

5.1.5Opinions of Counsel.  The Administrative Agent shall have received legal opinions, each dated the Effective Date and addressed to the Administrative Agent and all the Lenders, from Kirkland & Ellis LLP, legal counsel to the Parent, the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Lenders and the Administrative Agent.

5.1.6Financial Information, etc.  The Administrative Agent shall have received via the SEC’s Electronic Data Gathering and Retrieval System copies of:

(a)annual audited consolidated financial statements for the Parent and its Subsidiaries for each of their last three Fiscal Years, in each case prepared in accordance with GAAP consistently applied and free of any qualification of the type referred to in Section 7.1(b); and

(b)quarterly unaudited consolidated financial statements for the Parent and its Subsidiaries for the Fiscal Quarter ending September 30, 2018, prepared in accordance with GAAP consistently applied.

5.1.7Evidence of Insurance.  The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.4.

5.1.8Reaffirmation of Guaranty and Guaranty of Parent.  The Administrative Agent shall have received the Reaffirmation of Guaranty, dated as of the date hereof, duly executed by an Authorized Officer of each Guarantor listed on the Guarantors Schedule (other than the Parent).  The Parent shall have duly executed by an Authorized Officer the Guaranty of the Parent contained in Article XII of this Agreement.

5.1.9Reaffirmation of Pledge Agreement, Pledged Property, Documents, etc.  The Administrative Agent shall have received (i) the Reaffirmation of Pledge Agreement, dated as of the date hereof, duly executed by an Authorized Officer of the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary); and (ii) if not previously delivered in connection with the Existing Credit Agreement, original certificates (if any) evidencing all of the issued and outstanding Equity Interests required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor.

5.1.10U.C.C. Search Results, etc.  The Administrative Agent shall have received:

(a)U.C.C. search reports, dated a date reasonably near (but prior to) the Effective Date, listing all effective U.C.C. financing statements, federal and state tax Liens, and judgment Liens which name the Parent, the Borrower or any other Loan Party, as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and any other appropriate jurisdictions, together with copies of such financing statements (none of which (other than any Liens permitted under this Agreement and Liens to be terminated on or prior to the Effective Date) shall cover any of the Collateral); and

(b)with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.

5.1.11Reaffirmation of Security Agreement and Intellectual Property Security Agreements.  The Administrative Agent shall have received the Reaffirmation of Security Agreement and Intellectual Property Security Agreements dated as of the date hereof, duly executed by an Authorized Officer of the Parent, the Borrower and each of their Subsidiaries (other than any Excluded Subsidiary).

5.1.12Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to it, duly executed by a Financial Officer of the Parent on behalf of the Parent and each of its Subsidiaries, dated the Effective Date.

5.1.13Reserved

.

5.1.14Reserved.

5.1.15Patriot Act. The Administrative Agent and Lenders shall have received all documentation and other information about each Loan Party that is required by bank regulatory authorities, including, without limitation, the Patriot Act.

5.1.16Borrower IRS Forms.  The Administrative Agent shall have received an IRS Form W-8 or W-9 duly executed by an Authorized Officer of the Borrower.

5.1.17Reserved.

5.1.18Absence of Litigation

.  No litigation shall be pending or threatened (a) with respect to this Agreement or any other documents executed in connection herewith or (b) which could have a Material Adverse Effect.

5.1.19Administrative Agent’s Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, and for the account of each other Lender Party, as the case may be, all costs, fees, expenses (including the reasonable fees and out of pocket expenses of legal counsel to the Administrative Agent), due and payable pursuant to Section 3.3 and, if then invoiced, Section 11.3.

Section 5.2Condition to Each Credit Extension

.  The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section.

5.2.1Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension:

(a)the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct in all material respects as of such earlier date; and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

5.2.2Credit Extension Request, etc.  The Administrative Agent (and each relevant L/C Issuer, if a Letter of Credit is being requested) shall have received, as herein provided, a duly completed and executed Borrowing Request, if a Loan is being requested or an Issuance Request, if a Letter of Credit is being requested or extended.  Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

Section 5.3Satisfactory Legal Form

.  All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender Party and its legal counsel.

Section 5.4Determinations Under Section 5.1

.  For purposes of determining compliance with the conditions specified in Section 5.1, each Lender and L/C Issuer shall be deemed to have consented to and approved (or waived) each document or other matter required thereunder to be consented to or approved (or waived) by each of them unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a notice from such Lender or L/C Issuer prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent its ratable portion of the requested Borrowing or such L/C Issuer shall not have issued the requested Letter of Credit. Furthermore, each Lender and L/C Issuer by executing this Agreement hereby acknowledge and agree to the amendment to the Guaranty contained in the Reaffirmation of the Guaranty.

Article VI.
REPRESENTATIONS AND WARRANTIES

In order to induce each Lender Party to enter into this Agreement and to make Credit Extensions hereunder, the Parent and the Borrower represents and warrants to each Lender Party as set forth in this Article.

Section 6.1Organization, etc.

  Each Loan Party and each of its Subsidiaries (a) (i) is a corporation, partnership or limited liability company validly organized and existing and in good standing under the Laws of the jurisdiction of its organization; and (ii) is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements and accreditations, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and; (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it, except in the case of this clause (b)(ii), where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.2Due Authorization, Non Contravention, etc.

  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not:

(a)contravene or result in a default under any such Loan Party’s Organizational Documents;

(b)contravene any Law binding on any such Loan Party;

(c)violate, conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any indenture, agreement, document or other instrument;

(d)violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any permit, license, authorization, approval, entitlement or accreditation of any Governmental Authority; or

(e)result in, or require the creation or imposition of, any Lien on any such Loan Party’s properties (other than Liens in favor of the Lender Parties pursuant to any Loan Document), except (in the cases of clauses (b), (c), (d) and (e)) to the extent that such violation, conflict, breach or contravention, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.3Required Approvals

.  Except as duly obtained and in full force and effect prior to (or, in the case of clause (c), substantially concurrently with the occurrence of) the

Effective Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a)the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;

(b)the grant by any Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c)the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

Section 6.4Validity, etc.

  This Agreement constitutes, and each other Loan Document executed by the Parent, the Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Parent, the Borrower and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  Each of the Loan Documents which purport to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest (subject to Liens permitted by Section 8.3) in the Collateral, securing the payment of the Obligations, and all (a) filings pursuant to the U.C.C. in the office of the secretary of state (or similar central filing office) of the relevant States and filing in the applicable real estate records with respect to mortgaged properties or fixtures relating to mortgaged property, (b) filings in the United States government offices with respect to Intellectual Property Collateral as expressly required by the Loan Documents, (c) mortgages with respect to any fee-owned real property with a fair market value in excess of $5,000,000 and (d) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates, of Parent’s Subsidiaries and instruments, in each case as expressly required by the Loan Documents, in the cases of clause (a) through (d) have been (or will be substantially concurrently with the occurrence of the Effective Date and as otherwise required from time to time by Section 7.7 or Section 7.8) duly made, obtained or taken.

Section 6.5Financial Condition

.

(a)The balance sheets and financial statements of the Parent and its Subsidiaries delivered pursuant to Section 5.1.6 and Section 7.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Parent and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments and absence of footnotes.

(b)Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule as of the Effective Date, neither the Parent nor any of its Subsidiaries have any material Contingent Liabilities.

Section 6.6No Material Adverse Change

.  Since September 30, 2018, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.7Litigation, Labor Matters, etc.

(a)There is no pending or, to the knowledge of any Loan Party, threatened, litigation, action, proceeding or labor controversy against any Loan Party, any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, (i) with respect to any Loan Document; or (ii) which, if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of any Loan Party threatened, among any Loan Party or any of its Subsidiaries and their employees, except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.8Capitalization and Subsidiaries

.  As of the Effective Date, (a) the Subsidiaries identified as Excluded Subsidiaries on Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule are Excluded Subsidiaries; (b) the outstanding Equity Interests in each Subsidiary of the Parent are held by those Persons set forth in Item 6.8 of the Disclosure Schedule; and (c) the type of entity and the jurisdiction of organization of any Loan Party are as set forth on Item 6.8.  Except as set forth on Item 6.8 or with respect to the Parent, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests (other than stock options granted to employees of directors and directors’ qualifying shares); or (b) voting rights agreements.  The Equity Interests so specified on the Disclosure Schedule (a) are fully paid and non-assessable; and (b) except in the case of the Equity Interests of the Parent, are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

Section 6.9Compliance with Laws, etc.

  Each Loan Party and each of its Subsidiaries is in compliance with all Laws applicable to it or its properties, except (a) where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (b) such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been set aside on its books.

Section 6.10Properties, Permits, etc.

(a)Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements and accreditations of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, approvals, entitlements and accreditations the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture, non-renewal or claim could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of Liens except Liens permitted by Section 8.3 or Liens which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(c)Item 6.10(c) (“Material Real Property”) of the Disclosure Schedule contains a true and complete list of the location by state and address of all Material Real Property owned by each Loan Party as of the Effective Date, and describes the interest therein held by such Loan Party, under the heading “Fee Properties”.

(d)Each Loan Party and its Subsidiaries has (i) good and marketable title in fee simple to all of its owned Real Property Assets (if any) that are material to its business; and (ii) good and valid title to the leasehold interests in all of its leased Real Property Assets that are material to its business, in each case free and clear of all Liens, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, except (x) Liens permitted by Section 8.3, (y) minor defect of title that do not materially interfere with its ability to conduct its business or utilize the assets for their intended purposes or (z) where failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)All permits required to have been issued to each Loan Party and its Subsidiaries with respect to its Material Real Property to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of any such Material Real Property.  All the Material Real Property comply in all material respects with all applicable Laws.  No consent or approval of any landlord or other third party in connection with any leased Real Property Assets is necessary for any Loan Party or its Subsidiaries to enter into and execute the Loan Documents, other than such consents or approvals which, if not obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.11Taxes, etc.

  Each Loan Party and each of its Subsidiaries has (a) timely filed all income Tax and other material Tax returns and reports required by Law to have been filed by it, which Tax returns and reports are correct and complete in all material respects; and (b) paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the nonpayment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Except as set forth in Item 6.11 (“Taxes, etc.”), neither the Loan Parties nor any Subsidiaries of the Loan Parties are a party to any tax sharing agreement.

Section 6.12ERISA

.

(a)Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except for instances of noncompliance that would not reasonably be expected to result in a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or Borrower has adopted a volume submitter or prototype plan which has obtained an opinion from the IRS on which the Borrower is entitled to rely.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, during the 36 month period prior to the Effective Date or the making of any Credit Extension, (i) no steps have been taken to terminate any Pension Plan; and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any material liability, fine or penalty.  Neither the Borrower nor any Subsidiaries or ERISA Affiliates have incurred liability to the PBGC (other than for current premiums) with respect to any Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any Commonly Controlled Entity under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither the Borrower nor any member of any Commonly Controlled Entity has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither the Borrower nor any member of any Commonly Controlled Entity has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 6.13Environmental Warranties

.  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license, authorization, approval, entitlement or accreditation required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law or (iii) has received any written notice of any claim with respect to any such liability.

Section 6.14Intellectual Property

.  Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, domain names, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and, except as set forth on Item 6.14 (“Intellectual Property”) of the Disclosure Schedule, each Loan Party’s rights thereto are not subject to any licensing agreement entered into outside of the ordinary course of business. Item 6.14 sets forth a complete and accurate list of all United States Federally registered trademarks and trademark applications, United States Federally registered patents and patent applications and United States Federally registered copyrights and copyright applications, in each case owned by each Loan Party as of the Effective Date. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.15Accuracy of Information

.

(a)All written information (other than any projections and forward looking information and other information of a general economic or industry specific nature) furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party or any of its Related Parties to the Administrative Agent, any Lender or their respective Affiliates in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, taken as a whole, true and correct in all material respects on the date as of which such information is dated or certified, and such information does not, or will not, as the case may be, omit to state any material fact necessary to make such information, taken as a whole, not misleading.

(b)All projections and other forward looking information prepared by any Loan Party and made available directly or indirectly to the Administrative Agent, the Lenders or any of their respective Affiliates hereunder have been prepared in good faith on the basis based upon accounting principles consistent with historical audited financial statements (it being agreed that projections are subject to uncertainties and contingencies and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material).

Section 6.16Absence of Default

.  No Loan Party nor any of its Subsidiaries is (a) in default in the payment of (or in the performance of any obligation applicable to) any Material Indebtedness or (b) in violation of any (i) applicable Law; or (ii) permit, license, authorization, entitlement or accreditation of any Governmental Authority, which violation under this clause (b), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.17Federal Reserve Regulations

.  Neither the Loan Parties nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U).  None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by any Loan Party or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

Section 6.18Investment Company Act

.  Neither the Loan Parties nor any Subsidiaries of the Loan Parties is an “investment company” nor a “company controlled by an investment company” within the meaning of the Investment Company Act, as amended.

Section 6.19Compliance with Agreements

.  Each Loan Party and each of its Subsidiaries is in compliance with the terms contained in each agreement, document or instrument to which it is a party or to which any of its property or assets is bound, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.20Solvency

.  Each of the Borrower and the Parent is on an individual basis, and the Loan Parties and their respective Subsidiaries are on a consolidated basis, on the Effective Date, and after giving effect to any Credit Extension and all other Indebtedness and obligations incurred in connection with the Loan Documents or otherwise, will be, Solvent.

Section 6.21Insurance

.  Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the Effective Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.

Section 6.22Affiliate Transactions

.  Except as described on Item 6.22 (“Affiliate Transactions”) of the Disclosure Schedule, no Affiliate of any Loan Party is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate, which would violate Section 8.11.

Section 6.23Sanctions; Anti-Bribery

.

(a)None of the Loan Parties or any of their Subsidiaries, or to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of the Loan Parties or any Subsidiary of the Loan Parties, is (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions, including, without limitation, currently a Sanctioned Country.

(b)The Parent, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of any Loan Party, the agents of such Loan Party and its Subsidiaries, are in compliance with applicable Sanctions and with the FCPA, the UK Bribery

Act and any other applicable Anti-Corruption Law in all material respects. The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

Section 6.24EEA Financial Institution

.  No Loan Party is an EEA Financial Institution.

Article VII.
AFFIRMATIVE COVENANTS

Each of the Parent and the Borrower agrees with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations under the Loan Documents (other than unasserted contingent indemnification liabilities and Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer), the Parent and the Borrower will perform the obligations set forth in this Article.

Section 7.1Financial Information, Reports, Notices, etc.

  The Parent and the Borrower will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a)within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated  balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Parent, and its consolidated Subsidiaries for (i) such Fiscal Quarter and (ii) for the portion of the Parent’s Fiscal Year then-ended, setting forth in each case in comparative form the figures from the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and such consolidated balance sheets and statements to be certified by a Financial Officer of the Parent as fairly presenting in all material respects the financial position of the Parent and its consolidated Subsidiaries for the period then ended (subject to year-end audit adjustments and the absence of footnotes);

(b)upon the earlier of the date that is ninety (90) days after the end of each Fiscal Year of the Parent or the date such information is filed with the SEC, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal year and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, such consolidated balance sheets and statements to be audited and accompanied by a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, without any “going concern” (or similar qualification) or any qualification or exception as the scope of audit, by Crowe Horwath LLP or other independent certified public accountants of nationally recognized standing or otherwise reasonably satisfactory to the Administrative Agent;

(c)concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a Compliance Certificate, executed by a Financial Officer of the Borrower (i) showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) computations of the financial covenants set forth in Section 8.4 as of the last day of the immediately preceding Fiscal Quarter and (ii) certifying that such Financial Officer has no knowledge of any Default or Event of Default existing as of such date except as specified in such certificate (and, if any Default or Event of Default then exists, reasonably detailed information regarding the same and the actions which the Borrower has taken or propose to take with respect thereto);

(d)concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Parent and its Subsidiaries;

(e)concurrently with the delivery of the financial statements pursuant to clause (a) (with respect to the first three Fiscal Quarters of each Fiscal Year) and clause (b), a management discussion and analysis of such financial statements and the financial information delivered pursuant to clauses (a) and (b) for the comparable period for the prior Fiscal Year;

(f)promptly and in any event within three days after a Financial Officer obtains knowledge of the occurrence of any Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;

(g)promptly and in any event within three days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7; (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7; or (iii) any change in the certified public accountants of the Borrower, notice thereof by an Authorized Officer of the Borrower and copies of all documentation relating thereto;

(h)substantially concurrently with the sending or filing thereof, copies of all (i) material reports and documents which the Parent or any of its Subsidiaries sends to any of its holders of Equity Interests; (ii) press releases and other statements made available by the Parent or any of its Subsidiaries to the public concerning material changes or developments in it business; and (iii) reports, financial statements and registration statements which the Parent or any of its Subsidiaries files with the SEC or any securities exchange, except that the Parent and its Subsidiaries shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(i)promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2(c), a statement of the Financial Officer of the Borrower setting forth reasonably detailed information regarding the same;

(j)all such notices and documents required to be delivered pursuant to the Security Agreement, the Pledge Agreement and any of the other Collateral Documents;

(k)substantially concurrently with the receipt or delivery thereof the Parent or any of its Subsidiaries, all material notices, including notices of default or termination, received or delivered by the Parent or any of its Subsidiaries pursuant to any Material Indebtedness of any such party; and

(l)such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender Party through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 7.1(c) to the Administrative Agent.

Section 7.2Compliance with Laws; Payment of Obligations

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(a)The Loan Parties will, and will cause each of their Subsidiaries to, comply with all applicable permits, licenses, authorizations, approvals, entitlements and accreditations of each Governmental Authority and all applicable Laws, except (i) where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) such Law is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, any of their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)The Loan Parties will, and will cause each of their Subsidiaries to, pay before the same become delinquent, all (i) Indebtedness (subject to any subordination provisions relating thereto) and other obligations, including, income and other Taxes, assessments and  charges imposed by Governmental Authorities upon it or upon its property; and (ii) lawful claims for labor, materials, assessments, charges and supplies or otherwise, in each case, except when the non-payment of such Indebtedness, Taxes and claims (A) are being contested in good faith by appropriate proceedings which suspend collection of the contested Indebtedness, other obligations, Taxes, assessments, charges and claims and enforcement of a Lien, if applicable, other than a Lien permitted hereunder and for which adequate reserves in accordance with GAAP shall have been set aside on its books; or (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  If such contest is terminated, adversely resolved or the conditions set forth in this Section 7.2(c) are no longer met, the Loan Parties and each of their Subsidiaries, as applicable, shall promptly pay or discharge the contested Indebtedness, obligations, Taxes and claims.

Section 7.3Maintenance of Properties and Franchises

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(a)The Loan Parties will, and will cause each of their Subsidiaries to, in the exercise of its reasonable business judgment, (i) maintain, preserve, protect and keep its material properties in good repair, working order and condition (ordinary wear and tear excepted), and (ii) make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)The Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign entity in each jurisdiction where it has assets or conducts business; and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, that the foregoing shall not prohibit any transaction permitted by Section 8.5 or Section 8.8 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

Section 7.4Insurance

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(a)The Loan Parties will maintain, and will cause each of their Subsidiaries to maintain, insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations (after giving effect to any self-insurance compatible with such standards).  All such insurance policies will be provided by insurance companies that the Borrower believes (in the Borrower’s reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)All premiums on insurance policies required to be maintained pursuant to this Section 7.4 will be paid by the applicable Loan Party.  All insurance policies, in each case if any, relating to business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties.  All insurance policies, in each case if any, relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties.  All such insurance policies that have been endorsed in favor of the Administrative Agent for the benefit of the Secured Parties will provide that the insurer will, simultaneously with the delivery to the Loan Parties or any of their Subsidiaries of any notice of cancellation or termination of such policy, deliver to the Administrative Agent a copy of such notice.  All such insurance policies and loss payable clauses will provide that they may not be canceled or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give the Loan Parties or any of their Subsidiaries.

(c)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and the Loan Parties, to file claims under any policy of insurance that is required to be maintained pursuant to this Section, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(d)If at any time any owned real property is pledged as Collateral, the Borrower shall (A) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Administrative Agent or any Lender, (B) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (C) furnish to the Administrative Agent prompt written notice of any re-designation of any such improved real property into or out of a special flood hazard area.

Section 7.5Books and Records; Inspections

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(a)The Loan Parties will, and will cause each of their Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and transactions, in accordance with GAAP.

(b)The Loan Parties will, and will cause each of their Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), upon reasonable prior notice, at reasonable times and intervals and during normal working hours, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Parent and the Borrower hereby authorize such independent public accountant to discuss the Loan Parties and their Subsidiaries financial matters with each Lender or its representatives whether or not any representative of the Parent or the Borrower is present) and to examine (and, at the expense of the Borrower, copy extracts from) of any of its Accounts, other assets and books or other corporate records (including computer records); provided that excluding any such visits and inspections during the continuation of any Event of Default, only one (1) such visit during any calendar year shall be at the Borrower’s reasonable expense, and during the continuation of any Event of Default such visits and inspections may be made without the requirement of prior notice to the Loan Parties and their Subsidiaries and at the Borrower’s expense.

(c)Subject to clause (b), the Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section.

Section 7.6Environmental Covenants

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(a)The Parent and the Borrower will, and will cause each of their Subsidiaries, and will take commercially reasonable efforts to cause lessees and other Persons occupying any of the Real Property Assets of the Loan Parties or any of their Subsidiaries to:

(i)use and operate all such properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required under any Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(ii)take all such actions as are required by Governmental Authorities so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(iii)promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its facilities and properties regarding compliance with, or liability pursuant to, Environmental Laws from Governmental Authorities, and shall take all commercially reasonable actions necessary to cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to,  Environmental Laws which, with respect to the foregoing, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(iv)promptly notify the Administrative Agent of any Releases of Hazardous Materials at, on or under such properties which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and promptly remediate all such Releases to the extent required to comply with applicable Environmental Laws; and

(v)provide any existing environmental documentation which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b)If any Loan Party breaches the terms of Section 7.6(a) with respect to environmental matters, promptly following a request therefor by the Administrative Agent to the Borrower, the Borrower will permit an environmental consultant selected by the Administrative Agent to perform an environmental assessment on all Real Property Assets that are the subject of such breach and limited in scope to the nature of such breach (including, without limitation, reviewing documents, interviewing knowledgeable persons, and, if necessary, sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by any Loan Party or any of their Subsidiaries, or on which operations of any Loan Party or any of its Subsidiaries otherwise take place).  Such environmental assessment shall be in form, scope, and substance reasonably satisfactory to the Administrative Agent.  The Loan Parties and each of their Subsidiaries shall reasonably cooperate in permitting the performance of such environmental assessment, and shall pay the reasonable costs of such environmental assessment promptly following written demand therefore by the Administrative Agent.  The Administrative Agent shall have the right, but not the duty, to obtain such environmental report.

Section 7.7Subsidiaries

.  From and after the Effective Date, upon (i) any Person becoming a direct or indirect Subsidiary of any Loan Party (other than an Excluded Subsidiary) or (ii) any Subsidiary ceasing to constitute an Excluded Subsidiary, the Borrower shall notify the Administrative Agent of each such event or transaction and, within forty-five (45) days from the date such event occurs or the transaction is consummated (or such later date as may from time to time be approved by the Administrative Agent in its sole discretion):

(a)such Subsidiary shall become (if not already a party thereto) a party to the Guaranty, the Pledge Agreement, the Security Agreement and any other Collateral Document requested by the Administrative Agent, in a manner reasonably satisfactory to the Administrative Agent;

(b)each such Subsidiary shall, pursuant to the Pledge Agreement, pledge to the Administrative Agent:

(i)all of the outstanding Equity Interests owned directly by such Subsidiary (but, in the case of an Excluded Foreign Subsidiary, not more than 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of such Excluded Foreign Subsidiary shall be so pledged), along with undated stock or other powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been pledged to and perfected by the Administrative Agent in accordance with the U.C.C. or any similar Law which may be applicable); and

(ii)all notes evidencing intercompany Indebtedness in excess of $5,000,000 in favor of such Subsidiary, as the case may be and in accordance with the terms of the Collateral Documents;

(c)the Administrative Agent shall have received from such Subsidiary copies of U.C.C. search reports certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary of the Parent, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, together with copies of such financing statements (none of which (other than Liens permitted under this Agreement or which shall be terminated by or on the date such event occurs or such transaction is consummated) shall cover any of the Collateral);

(d)the Administrative Agent shall have received from such Subsidiary, acknowledgment copies of properly filed U.C.C. financing statements or such other evidence of filing or delivery for filing as may be acceptable to the Administrative Agent, naming each such Subsidiary as the debtor and the Administrative Agent as the secured party, filed under the U.C.C. of all jurisdictions as may be necessary or reasonably requested of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent on the assets of such Subsidiary that is subject to the Security Agreement (including, with respect to any Intellectual Property Collateral, appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable); and

(e)The Administrative Agent shall have received from the direct parent of such Subsidiary, (i) a reaffirmation of such Loan Party’s pledge of its Equity Interests in such Subsidiary in favor of the Administrative Agent pursuant to the Pledge Agreement, together with an updated Schedule I to the Pledge Agreement setting forth such Loan Party’s Equity Interests in such Subsidiary, and (ii) any other Collateral Documents requested by the Administrative Agent in respect of such Loan Party’s pledge of its Equity Interests in such Subsidiary in favor of the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

The foregoing shall be accompanied with other documentary evidence, reasonably requested by the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent that evidences the foregoing, including copies of the resolutions of the board of directors (or equivalent body) of such Subsidiary authorizing the relevant transactions, copies of such Subsidiary’s Organizational Documents, incumbency certificates of such Subsidiary, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.4.

Section 7.8Further Assurances; Additional Collateral

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(a)The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of U.C.C. financing statements, and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens (subject to the Liens permitted by Section 8.3) securing all Obligations and created or intended to  be created by the Loan Documents, all at the expense of the Borrower.

(b)If any property or asset forming a part of the Collateral is acquired by any Loan Party after the Effective Date, the Borrower will promptly notify the Administrative Agent thereof, provided that, such notice shall not be required if (i) the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent; and (ii) such actions are not required by the terms of Security Agreement, and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to Liens permitted by Section 8.3) and the Loan Parties will take such actions as shall be necessary or reasonably requested by the Administrative Agent (other than its Excluded

Subsidiaries) to grant and perfect such Liens, (including the actions described in Section 7.7 and clause (a)).

(c)As promptly as practicable after the acquisition of a Material Real Property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, that to the extent any Loan Party or its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d)Notwithstanding anything to the contrary contained herein, if at any time any real property is to be pledged as Collateral:

(i)the Borrower shall provide at least forty-five (45) days' prior written notice to the pledge of such Material Real Property as Collateral;

(ii)the Borrower shall provide (1) standard flood hazard determination forms and (2) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of  a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Administrative Agent or any Lender;

(iii)the Administrative Agent shall not enter into, accept or record any mortgage in respect of such Material Real Property until the Administrative Agent shall have received written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such Material Real Property (such written confirmation not to be unreasonably withheld or delayed).  Any increase, extension or renewal of this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender; and

(iv)if the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Material Real Property of the Parent or any of its Subsidiaries constituting Collateral, the Parent and the Borrower will, at their own expense, provide the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing or any other provision of any Loan Document to the contrary the Borrower, the Parent and their respective Subsidiaries shall not be required, and the Administrative Agent and the Lenders shall not be authorized (i) to perfect the security interest in the Collateral by means other than through (a) filings pursuant to the U.C.C. in the office of the secretary of state (or similar central filing office) of the relevant States and filing in the applicable real estate records with respect to mortgaged properties or fixtures relating to mortgaged property, (b) filings in the United States government offices with respect to Intellectual Property Collateral as expressly required by the Loan Documents, (c) mortgages with respect to Material Real Property or (d) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes representing Indebtedness in excess of $5,000,000 individually and $10,000,000 in the aggregate, stock certificates of Parent’s Subsidiaries and instruments, in each case as expressly required by the Loan Documents, (ii) to enter into any deposit account control agreement, securities account control agreement or other control agreement with respect to any deposit account, securities account or other asset requiring perfection through third-party control agreements, or (iii) to take any action with respect to assets located outside of the United States or enter into any agreement, including pledge agreements, pursuant to foreign Law.

Article VIII.
NEGATIVE COVENANTS

The Parent and the Borrower agree with each Lender Party that, until all Commitments have expired or irrevocably terminated and all the Obligations (other than unasserted contingent indemnification liabilities, Cash Management Liabilities and Swap Liabilities as to which no claim has been asserted) have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 103% of such Letter of Credit Outstandings, on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer) and performed in full, the Parent and the Borrower will perform the obligations set forth in this Article.

Section 8.1Business Activities

.  The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, engage in any business activity, except business activity that is in the same or similar line of business as their respective businesses on the Effective Date or a business reasonably related and complementary thereto or a logical extension thereof.

Section 8.2Indebtedness

.  The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)Indebtedness in respect of the Credit Extensions and other Obligations;

(b)Indebtedness in respect of any Swap Agreement entered into by the Parent, the Borrower or any of their Subsidiaries that is not otherwise covered by Section 8.2(a); provided that (A) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, (B) such Swap Agreement does not contain any provision exonerating the non-defaulting party of its obligations to make payments on outstanding transactions to the defaulting party, and (C) the aggregate Termination Value thereof shall not exceed $20,000,000 at any time outstanding;

(c)Indebtedness of the Parent or its Subsidiaries identified in Item 8.2(c) (“Existing Indebtedness”) of the Disclosure Schedule, together with Permitted Refinancing Indebtedness in respect thereof;

(d)Indebtedness of (i) the Borrower owed to any of its Subsidiaries or (ii) any Subsidiary of the Borrower owed to the Borrower or any other Subsidiary of the Borrower, provided that (A) all such Indebtedness (except Indebtedness owing to any Person that is not a Loan Party) shall be evidenced by a promissory note in form and substance reasonably acceptable to the Administrative Agent; and (B) in the case of any such Indebtedness of any such Person that is not a Loan Party that is owing to a Loan Party (other than the Parent) (x) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect thereto; and (y) such Indebtedness shall be permitted only if the corresponding Investment is permitted under clause (d) of Section 8.5;

(e)(A) Indebtedness of any Loan Party (other than the Parent) or any Subsidiary that is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and purchase money Indebtedness; provided that (i) the aggregate principal amount of all such Indebtedness that may be incurred in any Fiscal Year shall not exceed $5,000,000; and (ii) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements; and (B) Permitted Refinancing Indebtedness in respect thereof;

(f)Contingent Liabilities of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries, provided that (i) such Indebtedness is permitted by this Section; (ii) in the case of Contingent Liabilities of any Subsidiary of the Borrower that is a Loan Party in favor of any Subsidiary of the Borrower that is not a Loan Party, (A) no Default or Event of Default shall have occurred and continuing immediately before or after giving effect thereto; and (B) such Contingent Liabilities shall be permitted only if the corresponding Investment is permitted under clause (d) of Section 8.5; and (iii) the Contingent Liabilities permitted under this clause shall be subordinated to the Obligations of the Borrower and its Subsidiary if, and on the same terms as, the Indebtedness so subject to such Contingent Liabilities is subordinated to the Obligations;

(g)(A) Indebtedness of any Person that becomes a Subsidiary of the Borrower in connection with a Permitted Acquisition after the Effective Date; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary of the Borrower and is not created in contemplation of or in connection with such Person becoming a Subsidiary of the Borrower and after giving effect to such Indebtedness; (ii) immediately before and after such Person becomes a Subsidiary of the Borrower, no Default or Event of Default shall have occurred and be continuing; and (iii) no Loan Party shall be liable, directly or indirectly, for such Indebtedness; and (B) Permitted Refinancing Indebtedness in respect thereof;

(h)Guarantees of the Loan Parties in respect of Indebtedness otherwise permitted hereunder;

(i)unsecured Indebtedness that does not provide for any scheduled or mandatory prepayment prior to six months after the Maturity Date; provided, that both before and immediately after giving effect to any such unsecured Indebtedness on a pro forma basis (x) the Consolidated Total Net Leverage Ratio is less than 4.00 to 1.00 (assuming, for purposes of such calculation, that all commitments under any such Indebtedness are fully drawn and excluding for purposes of such calculation the cash proceeds of such Indebtedness from any unrestricted cash and cash equivalents permitted to be netted out of such ratio), (y) as of the end of the most recent fiscal quarter for which financial statements have been delivered, the Borrower shall be in compliance with each of the other financial covenants set forth in Section 8.4, calculated on a pro forma basis (assuming, for purposes of such calculations, that all commitments under any such Indebtedness are fully drawn and excluding for purposes of such calculation the cash proceeds of such Indebtedness from any unrestricted cash permitted to be netted in the calculation of any applicable ratio), and (z) no Default or Event of Default exists or would result from the incurrence of such unsecured Indebtedness;

(j)Indebtedness with respect to trade letters of credit, warehouse receipts or similar instruments issued to support performance obligations (other than obligations with respect of Indebtedness) in the ordinary course of business; provided, that the aggregate amount of all such Indebtedness at any time outstanding under this clause (j) and clause (k) shall not exceed $10,000,000;

(k)Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims and bankers acceptances issued for the account of the Parent or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Parent or any such Subsidiary of the Parent, as applicable, with respect to letters of credit supporting such bid, performance or surety bond, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for borrowed money); provided, that the aggregate amount of all such Indebtedness at any time outstanding under this clause (k) and clause (j) shall not exceed $10,000,000;

(l)Indebtedness representing deferred compensation to employees of the Parent or any of its Subsidiaries (other than an Excluded Subsidiary) in the ordinary course of business;

(m)Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;

(n)Indebtedness (i) in respect of self-insurance in the ordinary course of business and (ii) consisting of financing of insurance premiums; and

(o)other Indebtedness in an aggregate principal amount not to exceed at any time outstanding $60,000,000.

Section 8.3Liens

.  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of any Secured Party in accordance with the terms thereof;

(b)Liens granted to secure payment of the Indebtedness permitted pursuant to clause (e) of Section 8.2, provided that (i) each such Lien covers only those assets acquired with the proceeds of such Indebtedness; (ii) each such Lien attaches to the relevant capital asset concurrently with or within 30 days after the acquisition thereof; and (iii) the principal amount of such Indebtedness does not exceed the lesser of the cost or the fair market value of the relevant asset;

(c)Liens existing on the Effective Date and disclosed on Item 8.3(c) (“Existing Liens”) of the Disclosure Schedule and Liens incurred in connection with renewals, extensions or refinancings of the Indebtedness secured by such Liens, provided that such Liens (i) do not spread to cover any additional property or assets after the Effective Date; and (ii) only secure the Indebtedness permitted by clause (c) of Section 8.2;

(d)Liens for Taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e)Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrower and either (i) secure obligations that are not overdue by more than 30 days or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(f)deposits, letters of credit, bank guarantees and pledges of cash securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens imposed by ERISA); (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money); or (iii) to secure obligations on surety or appeal bonds, but only in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of the Borrower or any other Loan Party;

(g)judgment Liens not constituting an Event of Default under Section 9.1.6;

(h)easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(i)Liens securing Indebtedness permitted by clause (g) of Section 8.2;

(j)bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash, Cash Equivalent Investments and other investment property (as defined in the U.C.C.) on deposit in one or more accounts maintained by any Loan Party or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(k)any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l)Liens that are contractual rights of set off, off-set or recourse to account balances relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(m)Liens (i) of a collection bank arising under Section 4-208 of the U.C.C. on items in the course of collection and (ii) encumbering initial deposits and margin deposits and similar Liens attaching to commodity and trading accounts or other brokerage accounts incurred in the ordinary course of business;

(n)Liens arising from precautionary U.C.C. financing statements in connection with operating leases or assignments of goods that are not otherwise prohibited by the terms of this Agreement;

(o)Liens arising by operation of law in the United States under Article 2 of the U.C.C. in favor of a reclaiming seller of goods or buyer of goods; and

(p)other Liens securing Indebtedness permitted under clause (o) of Section 8.2 up to an aggregate principal amount of $60,000,000.

Section 8.4Financial Condition

.  The Parent and the Borrower will not permit:

8.4.1Consolidated Interest Coverage Ratio

.  The Consolidated Interest Coverage Ratio for the Rolling Period ending on the last date of each Fiscal Quarter to be less than 2.50 to 1.00.

8.4.2Consolidated Total Net Leverage Ratio

.  The Consolidated Total Net Leverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be greater than 4.00 to 1.00; provided that during the four consecutive Fiscal Quarters immediately following a Material Acquisition, the Consolidated Total Net Leverage Ratio shall be no greater than 4.25 to 1.00.

8.4.3Consolidated Senior Secured Net Leverage Ratio

.  The Consolidated Senior Secured Net Leverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be greater than 3.25 to 1.00; provided that during the four consecutive Fiscal Quarters following a Material Acquisition, the Consolidated Senior Secured Net Leverage Ratio shall be no greater than 3.50 to 1.00.

Section 8.5Investments

.  No Loan Party will, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a)Investments existing on the Effective Date and identified in Item 8.5 (“Investments”) of the Disclosure Schedule;

(b)Investments in the form of cash and Cash Equivalent Investments;

(c)Investments comprising the Equity Interests of Subsidiaries of the Borrower set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule and other Investments from time to time in Subsidiaries of the Borrower; provided that the aggregate amount of Investments made after the Effective Date by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties (other than Investments comprising the Equity Interests of Excluded Subsidiaries which will not be permitted) pursuant to this clause and clauses (d) and (h) below shall not exceed $50,000,000 in the aggregate during the term of this Agreement (without regard to any write-down or write-offs);

(d)intercompany loans and Contingent Liabilities permitted by clause (d) or (f) of Section 8.2; provided, that the aggregate amount of such Investments made after the Effective Date by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties pursuant to this clause and clauses (c) and (h) shall not exceed $50,000,000 in the aggregate during the term of this Agreement (without regard to any write-down or write-offs but after giving effect to the repayment of the principal amount of any such intercompany Indebtedness or termination of any such Contingent Liabilities);

(e)notes payable to, or Equity Interests issued by, account debtors, to the Borrower or any of its Subsidiaries in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceeding upon the bankruptcy or insolvency of any such account debtor;

(f)Investments in the form of Swap Agreements permitted by Section 8.2(a) or Section 8.2(b);

(g)loans and advances to employees, directors and officers of the Borrower and its Subsidiaries in the ordinary course of business for travel, entertainment or relocation, in an aggregate amount not to exceed at any time $1,000,000 (determined without regard to any write-downs or write-offs of such loans and advances);

(h)Investments held by a Subsidiary of the Borrower acquired after the Effective Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries, in each case in accordance with this Section and Section 8.8, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; provided that the aggregate amount of Investments made after the Effective Date by Loan Parties in Subsidiaries of the Borrower that are not Loan Parties pursuant to this clause and clauses (c) and (d) above shall not exceed $50,000,000 in the aggregate during the term of this Agreement (without regard to any write-down or write-offs);

(i)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)Investments consisting of purchases and acquisitions of supplies, goods, materials and equipment, in each case in the ordinary course of business;

(k)Permitted Acquisitions;

(l)Investments in the ordinary course of business consisting of U.C.C. Article 3 endorsements for collection or deposit and U.C.C. Article 4 customary trade arrangements with customers in the ordinary course of business;

(m)Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business; and

(n)other Investments not exceeding $40,000,000 in the aggregate during the term of this Agreement.

Section 8.6Restricted Payments; Payments on Other Indebtedness

.

8.6.1Restricted Payments

. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to (notwithstanding the terms of any Organizational Document or any other agreement or instrument), declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, on account of its Equity Interests, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (or any options, warrants or other rights with respect thereto) (any such action, a “Restricted Payment”); provided, however that:

(a)(x) the Parent may make Restricted Payments and (y) the Loan Parties may make dividends, distributions and other payments to the Subsidiaries of the Borrower that are not Loan Parties in an amount not to exceed $10,000,000 in the aggregate during the term of this Agreement, provided that, in the case of each of clauses (x) and (y), both before and after giving effect to such Restricted Payment: (A) on a Pro Forma Basis, the Consolidated Senior Secured Net Leverage Ratio is less than 2.75 to 1.00; (B) as of the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Parent and its Subsidiaries shall be in pro forma compliance immediately before and after the Restricted Payment with Section 8.4.1 and Section 8.4.2; and (C) no Default or Event of Default shall exist or result therefrom;

(b)(x) the Borrower and its Subsidiaries that are Loan Parties may make dividends, distributions and other payments to any Loan Party (other than the Parent) and (y) the

Subsidiaries of the Borrower that are not Loan Parties may make dividends, distributions and other payments to the Borrower and any Subsidiary of the Borrower;

(c)to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions permitted by, and make any distributions to the extent permitted by Section 8.5, Section 8.8 or Section 8.9;

(d)the Borrower may make dividends, distributions and other payments to the Parent for the purpose of the Parent paying its actual (and not anticipated) federal, state and local income taxes on behalf of such consolidated group; provided, however, that (A) such dividends, distributions or other payments, as the case may be, are applied promptly, after the receipt thereof, to the payment of such income taxes; and (B) all such payments in the form of a loan shall be evidenced by one or more promissory notes duly executed and delivered to the Administrative Agent (each such promissory note to be in form and substance reasonably satisfactory to the Administrative Agent) and shall not be forgiven or otherwise discharged for any consideration other than the payment in full in cash; provided further, however, that any tax refunds received by the Parent shall be returned promptly to the Borrower;

(e)the Borrower may make dividends, distributions and other payments to the Parent for the purpose of the Parent (A) paying its corporate overhead expenses that are incurred in the ordinary course of business on an arm’s-length basis and expenses required to maintain its corporate existence; and (B) making Restricted Payments permitted pursuant to clause (a) above; provided that as of the date of such dividend, distribution or other payment, the Parent and its Subsidiaries are in compliance with each of the requirements set forth therein; and

(f)The Borrower may make other dividends, distributions and other payments to the Parent in an amount not to exceed $60,000,000 in the aggregate during the term of this Agreement, provided that, both before and after giving effect to such Restricted Payment no Default or Event of Default shall exist or result thereof.

8.6.2Payments of Indebtedness

. The Parent and the Borrower will not, and will not permit any of their Subsidiaries, to make, directly or indirectly, any payment, prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a)payment or prepayment of the Obligations;

(b)payment of regularly scheduled interest and principal payments as and when due in respect of other Indebtedness permitted to be incurred by this Agreement;

(c)any Permitted Refinancing Indebtedness permitted by Section 8.2;

(d)payment of any secured Indebtedness that becomes due as a result of the voluntary transfer or sale of the property or assets securing such Indebtedness, subject to any restrictions set forth in this Agreement; and

(e)payment of Indebtedness owed by a Subsidiary of the Borrower that is not a Loan Party to a Loan Party (other than the Parent).

Section 8.7Anti-Corruption Laws

.

(a)The Borrower will not, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to the Parent, any Subsidiary, joint venture partner or other Person: (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in any Sanctioned Country; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(b)No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, in furtherance of any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA, the UK Bribery Act or any other applicable Anti-Corruption Law.

Section 8.8Fundamental Changes, etc.

  The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, liquidate. divide or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or sell, lease, transfer or otherwise dispose of (in each case in one transaction or series of transactions) all or substantially all of its assets, other than the following if no Default or Event of Default has occurred and is continuing immediately before or after giving effect thereto:

(a)any Subsidiary may merge or consolidate with or into, (i) the Borrower (provided that the Borrower is the surviving entity); or (ii) any other Subsidiary that is a Loan Party (other than the Parent) (provided that a Loan Party (other than the Parent) is the surviving entity);

(b)any Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to any other Loan Party (other than the Parent);

(c)any Subsidiary of the Parent (other than the Borrower) may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Loan Party (other than the Parent); provided, that if the transferor in any such transaction is a Loan Party, the transferee must either be the Borrower or another Loan Party (other than the Parent); and

(d)any Subsidiary that is not a Loan Party may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary.

Section 8.9Asset Dispositions, etc.

  No Loan Party will, and will not permit any of their Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions) all or any part of its assets (including Accounts, Inventory and Equity Interests owned by any Loan Party and their Subsidiaries) to any Person, except:

(a)if such sale, transfer, lease, contribution, conveyance or disposition is (i) of Inventory in the ordinary course of business; or (ii) in respect of cash or Cash Equivalent Investments in the ordinary course of business;

(b)in respect of (i) property that is worn out or obsolete or no longer useful in the ordinary course of business and is sold or disposed of in the ordinary course of business; or (ii) assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority;

(c)if such sale, transfer, lease, conveyance or disposition is a Permitted Disposition;

(d)if such sale, transfer, lease, conveyance or other disposition is permitted by Section 8.8;

(e)sales, transfers or dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (other than in connection with factoring programs, receivables programs or other similar programs);

(f)sales, transfers or dispositions of assets by a Subsidiary of the Parent or any Wholly-Owned Subsidiary; provided, that (i) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer or disposition; (ii) if the transferor of such property is a Loan Party the transferee must either be the Borrower or another Loan Party (other than the Parent); and (iii) any such transaction involving a Subsidiary of the Borrower that is not a Loan Party shall be made in compliance with Section 8.11;

(g)dispositions of Equipment or Real Property Assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of similar replacement property;

(h)(i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license or the licensing of other intellectual property rights) and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent and its Subsidiaries (taken as a whole) and (ii) dispositions of intellectual property rights, and inbound and outbound licenses to intellectual property rights, in each case, in the ordinary course of business and that do not interfere in any material respect with the business of the Parent and its Subsidiaries (taken as a whole);

(i)the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any intellectual property rights that are not material to the conduct of the business of the Loan Parties as currently conducted; and

(j)other sales, transfers, leases, contributions or other conveyances or dispositions of assets; provided, that (i) if the transferee of such property is a Loan Party, no Default or Event of Default shall have occurred and be continuing after giving effect to any such sale, transfer, lease, contribution or other conveyance or disposition, and (ii) if the transferee of such property is not a Loan Party, (x) no Default or Event of Default shall have occurred and be continuing immediately before or after giving effect to any such sale, transfer, lease, contribution or other conveyance or disposition and (y) the fair market value of any assets sold, transferred, leased, contributed or otherwise conveyed or disposed shall not exceed $25,000,000 in the aggregate during any Fiscal Year of the Parent.

To the extent any Collateral is disposed of as permitted by this Section 8.9 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.

Section 8.10Modification of Certain Agreements

.  The Loan Parties will not, and will not permit any of their Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents or any material agreement to which it is a party which in any case:

(a)would violate the terms of this Agreement or any other Loan Document;

(b)could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same; or

(c)could reasonably be expected to result in a Material Adverse Effect.

Section 8.11Transactions with Affiliates

.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions (other than with the Parent) that (i) are in the ordinary course of business; and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate; and (c) transactions that are otherwise expressly permitted by the terms of this Agreement and the other Loan Documents.

Section 8.12 Negative Pledges, Restrictive Agreements, etc.

  The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting: (a) the ability to comply with and perform their Obligations; (b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Parent or any of its Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document; or (c) the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrower.

The foregoing shall not, in any event, prohibit (i) restrictions imposed by any agreement relating to Liens permitted by Section 8.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses and of intellectual property entered into in the ordinary course of business that do not materially interfere with the business of the Parent and its Subsidiaries; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of either the Parent or any of their Subsidiaries; (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and (vi) the terms of applicable Law.

Section 8.13 UK Pensions

.  The Loan Parties will, and will cause its Subsidiaries to, to the extent applicable, ensure that no member of the group of companies of which they are party is or has been at any time an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pension Schemes Act 1993) or, except as would not reasonably be expected to have a Material Adverse Effect, “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom Pensions Act 2004) such an employer.

Section 8.14Fiscal Year-End, etc.

  The Loan Parties will not, and will not permit any of their Subsidiaries to, change its Fiscal Year.  In addition, except as required by GAAP neither the Loan Parties nor any of their Subsidiaries shall make any significant change in its accounting treatment or reporting practices.

Section 8.15Limitation on Sale and Leaseback Transactions

.  The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Loan Parties or any of their Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Article IX.
EVENTS OF DEFAULT AND REMEDIES

Section 9.1Events of Default

.  Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.

9.1.1Non-Payment of Obligations.  Any Loan Party shall fail to pay when due (a) principal on any Loan; (b) Reimbursement Obligation; or (c) interest on a Credit Extension, fee, indemnity or other amount hereunder or under any other Loan Document; provided, that in the case of clause (c) only, such default shall continue for a period of five (5) Business Days.

9.1.2Breach of Representations and Warranties.  Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any material respect when made (or in all respects if such representation or warranty is qualified as to materiality).

9.1.3Non Performance of Certain Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any of its obligations under Section 4.11, Section 7.1(f), clause (b)(i) of Section 7.3 (with regard to maintenance of corporate existence of the Parent and the Borrower), Section 7.7, Section 7.8 or Article VIII.

9.1.4Non Performance of Other Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 9.1.1 or 9.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (x) notice thereof from the Administrative Agent to the Borrower; and (y) the date a Financial Officer or other executive officer or director of the Borrower or such other Loan Party becomes aware of such failure.

9.1.5Default on Other Indebtedness.  (i) A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Indebtedness (other than Indebtedness described in Section 9.1.1 and Indebtedness under Swap Agreements described in clause (ii) hereof) of any Loan Party or any Subsidiary (A) under Cash Management Liabilities or (B) other Material Indebtedness or, in the case of clause (i)(A) or clause (i)(B), a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to either (a) accelerate the maturity of any such Indebtedness or (b) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or (ii) there occurs under any Swap Agreement between any Loan Party or any of its Subsidiaries, on the one hand, and a counterparty, on the other hand, an Early Termination Date (as defined in such Swap Agreement) resulting from (a) any event of default under such Swap Agreement as to which such Loan Party or such Subsidiary thereof is a Defaulting Party (as defined in such Swap Agreement) or (b) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which such Loan Party or such Subsidiary thereof is the Affected Party (as defined in such Swap Agreement) and, in either event, if the counterparty is not a Lender or an Affiliate of a Lender, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $10,000,000.

9.1.6Judgments.  Any (a) money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $10,000,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties; or (b) non-monetary judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

9.1.7ERISA Events.  An ERISA Event shall have occurred that, individually or when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect.

9.1.8Change in Control.  Any Change in Control shall occur.

9.1.9Bankruptcy, Insolvency, etc.  Any Loan Party or any of its Subsidiaries shall:

(a)generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b)apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

(d)permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any Debtor Relief Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or

(e)take any corporate action authorizing, or in furtherance of, any of the foregoing.

9.1.10Impairment of Loan Documents, Security, etc.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Secured Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (subject, in the case of non-possessory security interests only, to Liens permitted by Section 8.3).

Section 9.2Action if Bankruptcy

.  If any Event of Default described in Section 9.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (solely arising under clause (a) of the definition thereof) shall automatically become immediately due and payable, without notice or demand.

Section 9.3Action if Other Event of Default

.  If any Event of Default (other than any Event of Default described in Section 9.1.9) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required

Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (solely arising under clause (a) of the definition thereof) to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations (solely arising under clause (a) of the definition thereof) which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

Section 9.4Foreclosure on Collateral

.  If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Pledge Agreement, the Security Agreement, each other Collateral Document and each other Loan Document.

Section 9.5Appointment of Administrative Agent as Attorney in Fact

.  The Parent and the Borrower hereby constitute and appoint the Administrative Agent as their attorney in fact with full authority in the place and stead of them and in the name of each of them, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to:  (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of any Loan Party with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of any Loan Party under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral.  The Parent and the Borrower hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section, agree to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section.  The appointment pursuant to this Section of the Administrative Agent as the Parent’s and the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full in cash of all Obligations (other than unasserted contingent indemnification liabilities).

Section 9.6Payments Upon Acceleration

.  After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 9.2 or Section 9.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a)first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Section 3.3, Section 11.3 and Section 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b)second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c)third, to pay interest due in respect of the Loans and Letters of Credit (whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party);

(d)fourth, to (i) pay the principal outstanding with respect to the Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 103% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable L/C Issuer;

(e)fifth, to pay all other Obligations (including Cash Management Liabilities and Swap Liabilities arising from any Swap Agreement at the time of entering into was between the Borrower or any of its Subsidiaries, on the one hand, and a Lender or an Affiliate of a Lender, on the other hand); and

(f)sixth, to pay who may be lawfully entitled thereto, including any Loan Party.

In carrying out the foregoing: (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash; and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s (or, in the case of Cash Management Liabilities and Swap Liabilities that are referred to above, each such Lender Party’s Affiliates) interest in the aggregate outstanding Obligations described in each such relevant clause.

Section 9.7Swap Liabilities and Cash Management Liabilities

.  Except as otherwise expressly set forth in this Agreement or in any Guaranty or any Collateral Document, no Lender or Affiliate of a Lender that obtains the benefits of Section 9.6 as a result of holding Swap Liabilities or Cash Management Liabilities in accordance with the terms of this Agreement, any Guaranty or any Collateral Document by virtue of the provisions of this Agreement or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Liabilities or Cash Management Liabilities unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of such Lender, as the case may be.

Article X.
THE ADMINISTRATIVE AGENT

Section 10.1Appointment; Lender Indemnification

.

(a)Each Lender and L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document.  Each Lender and L/C Issuer authorizes the Administrative Agent to act on behalf of such Lender and L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with any Loan Party.  Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature.  Other than with respect to the Borrower’s express rights set forth in Section 10.5, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under any agency doctrine or any applicable Law.  Instead such term is used as a matter of market custom and intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

Section 10.2Exculpation

.

(a)Neither the Administrative Agent, nor any of its directors, officers, employees, agents or Related Parties thereof, shall be liable to any Lender or L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence.  Under no circumstances shall the Administrative Agent or its Related Parties be responsible for, incur any liability with respect to, or have any duty to ascertain or inquire into:  (i) any representations or warranties or statements made by any Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any of the Collateral Documents or any other Loan Document; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by any Loan Party of any covenants or agreements or other terms or conditions contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to or in connection with any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of any Loan Party.

(b)The Administrative Agent (i) is not required to make any inquiry respecting the performance by any Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer or a Lender that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c)The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1).

Section 10.3Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.4Delegation of Duties

.  The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents, sub-agents or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any Person appointed by it to act on its behalf, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of any such Person.

Section 10.5Resignation of Administrative Agent, L/C Issuer and Swing Line Lender

.

(a)Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 and Section 11.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)Resignation of L/C Issuer.  Any L/C Issuer may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or extend, renew or increase any existing Letter of Credit.

(c)Resignation of Swing Line Lender.  Any Swing Line Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower.  After the resignation of a Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all of the rights and obligations of a Swing Line Lender under this Agreement and the other Loan Documents with respect to Swing Line Loans made by it prior to such resignation, but shall not be required to make any additional Swing Line Loans.

Section 10.6Rights as a Lender

.  Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent.  Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of any Loan Party to the extent such information was obtained or received in any capacity other than as Administrative Agent.

Section 10.7Non Reliance on Administrative Agent and Other Lenders

.  Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or L/C Issuer’s review of the financial information of the Loan Parties and each of their Subsidiaries and such other documents, information and investigations as such Lender and L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

Section 10.8Copies, etc.

  The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Parent or the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Parent or the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Parent or the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

Section 10.9Certain Collateral Matters

.

(a)The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from Secured Parties, from time to time to take any action with respect to any Collateral or the Collateral Documents or the other Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents and the other Loan Documents.

(b)Each Lender and L/C Issuer agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents and the other Loan Documents.

(c)Each Secured Party irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral and under any Loan Document (i) upon termination of the Commitments and payment in full in cash or cash collateralization of all Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or disposition permitted hereunder; (iii) constituting property in which the Loan Parties or any of their Subsidiaries own no interest at the time the security interest is requested to be released; (iv) constituting property leased to the Loan Parties or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved by the Required Lenders or, if required by Section 11.1, each Lender and L/C Issuer, if applicable.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(d)Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any security interest on property granted to or held by the Administrative Agent under any Loan Document to the holder of a security interest on such property that is permitted by Section 8.3(b).

(e)Each Lender and L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any other Loan Party from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement.

(f)The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Parties or pay any other amount chargeable to the Loan Parties hereunder.  All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrower on demand.

Section 10.10Administrative Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable and irrespective of whether the Administrative Agent shall have made any demand on the Parent, the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole or any part of the amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Section 3.3, Section 11.3 and Section 11.4) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuers to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 11.3 and Section 11.4.

Section 10.11Application to L/C Issuers

.  Each Lender agrees that each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  Each L/C Issuer shall have all of the rights, benefits and immunities:

(a)provided to the Administrative Agent in this Article with respect to: (i) acting in its capacity as L/C Issuer; and (ii) any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article, included such L/C Issuer with respect to such acts or omissions; and

(b)as additionally provided in this Agreement with respect to such L/C Issuer.

Section 10.12Certain ERISA Matters

.

(a)Each Lender (x) represents and warrants, as of the date such person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, to, and (y) covenants, from the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Article XI.
MISCELLANEOUS PROVISIONS

Section 11.1Waivers and Amendments; Cumulative Remedies

11.1.1Waivers and Amendments

. Subject to Section 2.10.3 and Section 4.2(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no such amendment, waiver or consent shall:

(a)subject to Section 5.4, waive any condition set forth in Section 5.1 (other than with respect to the costs, fees and expenses solely for the account of the Administrative Agent and the reasonable fees and out of pocket expenses of legal counsel to the Administrative Agent) or, in the case of the initial Credit Extension, Section 5.2, without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2 or Section 9.3) without the written consent of such Lender;

(c)postpone any date fixed by this Agreement or any other Loan Document for, or forfeit, any payment of principal, interest, fees or other amounts due to the Lender (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Outstandings or (subject to clause (iv) of the second proviso of this Section 11.1.1) any fees or other amounts payable hereunder or any other Loan Document without the consent of each Lender entailed to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or waive any obligation of the Borrower to pay interest or Letter of Credit fees at the Default Rate or (ii) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit Outstandings or to reduce any fee payable hereunder;

(e)change (i) Section 9.6 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 3.1.2 in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders or (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)change (i) any provision of this Section 11.1.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify the rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 11.1.1(f)) without the written consent of each Lender, (ii) in any manner the pro rata sharing of payments required hereunder or the term of “Pro Rata” without the written consent of each Lender under the applicable Facility, or (iii) the definition of Required Revolving Lenders or Required Term Lenders without the written consent of each Lender under the applicable Facility;

(g)release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;

(h)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.9 (in which case, such release may be made by the Administrative Agent acting alone); or

(i)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any agreement relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything to the contrary contained in this Section 11.1.1 or any other Loan Document, (a) if the Administrative Agent and any Loan Party have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Party shall be permitted to amend such provision; and (b) guarantees, Collateral Documents and related documents executed by any Loan Party or any Subsidiary in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel; (y) cure ambiguities, omissions, mistakes or defects; or (z) cause such guarantee, Collateral Document or other related documents to be consistent with this Agreement and the other Loan Documents.

11.1.2Cumulative Remedies

. No failure or delay or course of dealing on the part of any Lender Party in exercising any power, right, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right, or privilege.  No notice to or demand on the Parent, the Borrower or any other Loan Party in any case shall entitle it to any notice or demand in similar or other circumstances.  The remedies provided in this Agreement are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy nor to be construed to be a waiver thereof, not shall it preclude the further exercise of any such right, power or remedy.

Section 11.2Notices

.

(a)Notices Generally. Except in the case of notices and communications expressly permitted to be as provided in clause (b) all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)if to any Loan Party, to it at:

Grubhub Inc.

GrubHub Holdings Inc.

111 West Washington Street, 21st Floor

Chicago, IL 60604

Attn: Adam DeWitt, CFO

Facsimile: (877) 925-7174

Email: adam@grubhub.com

with copy to:

Grubhub Inc.

GrubHub Holdings Inc.

5 Bryant Park, 15th Floor

New York, NY 10018

Attn: Margo Drucker, SVP and General Counsel

Facsimile: (877) 925-7174

Email: mdrucker@grubhub.com

(ii)if to Citibank in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, to it at:

Citibank, N.A.

1 Sansome St, 22nd Floor

San Francisco, CA 94104

Attn: Jim Haack

Email: james.haack@citi.com

(iii)if to a Lender, to its address (or facsimile number) set forth in its Administrative Questionnaire; or

(iv)at such other address as shall be designated by such party in written notice to each of the other parties hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.

(b)Electronic Communication.  Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Parent, the Borrower or any other Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor;

(c)Platform.

(i)The Parent, the Borrower and the other Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lender Parties by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)The Platform is provided “as is” and “as available.”  The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent and its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any other Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 11.3Payment of Costs and Expenses

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(a)The Parent and the Borrower, jointly and severally, agree to pay all reasonable and documented fees and out-of-pocket expenses of the Administrative Agent, its directors, officers, employees, agents and their Related Parties (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent (but limited, in the case of legal fees and expenses, to one primary counsel, one local counsel (in any relevant jurisdiction) and one special counsel (in each reasonably necessary specialty) and, in the case of any conflict of interest, one additional local and/or special counsel (as applicable)) that are incurred in connection with:

(i)the syndication of the credit facilities provided for herein;

(ii)the negotiation, preparation, execution, delivery and administration of this Agreement, each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.7, Section 7.8 and Section 10.9), the Commitment Letter (and any joinders thereto) and the Fee Letter (and any joinders thereto), and any amendments, waivers, consents, supplements or other modifications to this Agreement, any other Loan Document, the Commitment Letter or the Fee Letter as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii)the filing, recording, refiling or rerecording of the Collateral Documents and any of the other Loan Documents executed in connection with the transactions contemplated hereby;

(iv)the preparation and review of the form of any document or instrument relevant to this Agreement, any Collateral Document or any other Loan Document;

(v)sums paid or incurred to pay any amount or take any action required by the Parent, the Borrower or any other Loan Party under the Loan Documents that the Parent, the Borrower or any such Loan Party fails to pay or take; and

(vi)costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).

(b)The Borrower and the Parent shall, jointly and severally, further agrees to reimburse each Lender Party upon demand for all expenses (including, without limitation, the fees and out of pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party (but limited, in the case of fees and out of pocket expenses of legal counsel, to the fees and expenses of one primary counsel to the Lender Parties taken as a whole, one local counsel (in any relevant jurisdiction) and one special counsel (in each reasonably necessary specialty) and, in the case of any conflict of interest, one additional local and/or special counsel (as applicable)) incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder, under any other Loan Document, the Commitment Letter or the Fee Letter; (ii) the negotiation of any restructuring or “work out”, whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement, any Collateral Document, any other Loan Document, the Commitment Letter or the Fee Letter; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement, any Collateral Document or any Loan Document.

(c)To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.3(a) or Section 11.3(b) to be paid by it to the Administrative Agent or any L/C Issuer (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any such director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount.  The obligations of the Lenders under this clause are several and not joint.

(d)All amounts due under this Section shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

Section 11.4Indemnification by the Borrower

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(a)The Parent and the Borrower shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Co-Documentation Agent, each Lender and each L/C Issuer, and each Related Party of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and distributions of one counsel for the Indemnified Parties, taken as a whole, one local counsel (in each relevant jurisdiction) and one special counsel (in each reasonably necessary specialty) and, in the case of any conflict of interest, one additional local and/or special counsel (as applicable)) incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower or any other Loan Party) other than such Indemnified Party, in each cash, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the Commitment Letter or the Fee Letter or any agreement or instrument contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including the refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any environmental liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or its controlled Affiliates’ or representatives’ obligations under this Agreement or the other Loan Documents or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s or its controlled Affiliates’ or representatives’ obligations under this Agreement or any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parent, the Borrower and the other Loan Parties agree to make the maximum contribution to the payment and satisfaction of such indemnity which is permissible under applicable Law.  Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence.  This clause shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(b)To the extent that the Borrower or the Parent for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any L/C Issuer acting in such capacity (or any director, officer, employee, agent or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent or such L/C Issuer (or any director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount.  The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(c)All amounts due under this Section shall be payable promptly and, in any event, not later than three (3) Business Days after demand therefor.

(d)The Borrower and the Parent each agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

Section 11.5Survival

.  The obligations of the Parent and the Borrower under Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 11.3 and Section 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. All representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.  The terms of this Agreement and the other Loan Documents supersede all prior agreements, written or oral, with respect to the matters covered thereby, provided that the Fee Letter shall continue to control the matters covered thereby.

Section 11.6Severability

.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.7Headings

.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

Section 11.8Execution in Counterparts; Effectiveness; Entire Agreement, etc.

  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9Governing Law

.  This Agreement and each other Loan Document and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall each be governed by, and each be construed in accordance with, the laws of the State of New York.

Section 11.10Assignments and Participations

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(a)Successors and Assigns Generally.  The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section; (ii) by way of participation in accordance with the provisions of clause (d) of this Section; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Class of Commitments or Loans) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Class of Commitments or Loans) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B)In any case not described in clause (b)(i)(A) of this Section the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $1,000,000 with regards to Revolving Loans and (y) $5,000,000 with regards to Term Loans,  unless, in each case, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed; provided, that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(C)the consent of each L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loan Commitments.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (1) the Parent or any of the Parent’s Affiliates or Subsidiaries; or (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each L/C Issuer, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon); and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 11.3 and Section 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.

(i)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Lenders and each other Lender Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.4 with respect to any payments made by such Lender to its Participants.

(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of all the Lenders or any affected Lender (if it is the same Lender selling the participation to the Participant) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3, Section 4.4 and Section 4.7 (subject to the requirements and limitations therein, including the requirements under Section 4.7, it being understood that the documentation required under Section 4.7 shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.13 and Section 4.14 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 4.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.14 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.9 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 11.11Press Releases and Related Matters

.  The Parent and the Borrower agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of the Administrative Agent, any Lender or its Affiliates (other than the filing of the Loan Documents and related required filings with the SEC) without the prior consent of the Administrative Agent and each such Lender (such consent not to be unreasonably withheld or delayed).  The Parent and the Borrower consent to the publication by the Administrative Agent, any Joint Lead Arranger, any Co-Documentation Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof.  In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

Section 11.12Forum Selection and Consent to Jurisdiction

.  The Parent, the Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent or any other Lender Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent, the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.  The Parent, the Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section 11.12.  The Parent, the Borrower and each other Loan Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  To the extent that the Parent, the Borrower or any other Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Parent, the Borrower or such other Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.  The Parent, the Borrower and each Loan Party irrevocably consents to service of process in the manner provided for notices in Section 11.2 at the New York address for such parties set forth in Section 11.2.  Nothing in this Agreement or in any other Loan Document shall affect the right of any party to this Agreement to serve process in any other matter permitted by Law.

Section 11.13Waiver of Jury Trial, etc.

  EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES, THE PARENT OR THE BORROWER.  THE PARENT AND THE BORROWER EACH ACKNOWLEDGE AND AGREE THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR

THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT.

Section 11.14Waiver of Consequential Damages, etc.

  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY, ON THE ONE HAND, AND EACH LENDER PARTY ON THE OTHER HAND, SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OR INTENDED USE OF THE PROCEEDS THEREOF.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.15No Strict Construction

.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.16Confidentiality

.  Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case each Lender Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure, except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority) or in connection with any pledge or assignment permitted by clause (e) of Section 11.10; (c) to the extent required by applicable Laws or by any subpoena or similar legal process (in which case each Lender Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to disclosure); (d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights thereunder; (e) to any other party hereto; (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any of its Subsidiaries or any of their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrower or the Parent; (h) on a confidential basis to (i) any rating agency in connection with rating the Parent, the Borrower or their Subsidiaries or the Loans; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section; or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or the Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information that is received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to its disclosure by a Loan Party or any of its Subsidiaries, provided, that in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 11.17Patriot Act Information

.  Each Lender that is subject to the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (if applicable) of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 11.18Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the applicable Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability, into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.19No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledge and agree, and acknowledge their Affiliates and Subsidiaries understanding, that: (i) (1) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents and the Lenders, on the other hand; (2) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (3) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transaction contemplated hereby and by the other Loan Documents; (ii) (1) the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Subsidiaries and Affiliates, or any other Person; and (2) neither the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents nor any Lender has any obligation to the Loan Parties or any of their respective Subsidiaries and Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Lenders, and their respective Subsidiaries and Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties, their respective Subsidiaries and Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents nor any Lender has any obligation to disclose any of such interests to any of the Loan Parties or any of their respective Subsidiaries or Affiliates.  To the fullest extent permitted by law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20Other Agents

.  Each of Citibank, N.A., BMO Capital Markets Corp., and Merrill Lynch, Pierce Fenner & Smith Incorporated is designated as a Joint Lead Arranger and each of Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., MUFG Bank, Ltd. and Bank of the West is designated as a Co-Documentation Agent in connection with the syndication of the Commitments under this Agreement.  None of such Persons shall have any additional rights or obligations or any liabilities under this Agreement or any other Loan Document as a result of such designation.

Section 11.21MIRE Events

.  To the extent any real property constitutes Collateral at such time (or would be required to be added as Collateral after giving effect thereto), any increase, extension or renewal of the credit facility evidenced by this Agreement (including under Section 2.10) shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender.

Article XII.
GUARANTY

Section 12.1Guaranty

.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Administrative Agent and the Lenders to make extensions of credit to the Borrower hereunder, the Parent hereby absolutely and unconditionally guarantees the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations.  Any term or provision of this Article XII to the contrary notwithstanding, the aggregate maximum amount of the Obligations for which the Parent shall be liable under this Article XII shall not exceed the maximum amount for which the Parent can be liable without rendering this Agreement or any other Loan Document, as it relates to the Parent, void or voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer.

Section 12.2Waivers

.  The Parent hereby waives notice of the acceptance of this Guaranty and of the extension or continuation of the Obligations or any part thereof.  The Parent further waives diligence, presentment, protest, notice or demand or action or delinquency in respect of the Obligations or any part thereof, including any right to require the Administrative Agent or any Lender to sue the Borrower, any other guarantor or any other Person obligated with respect to the Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Obligations or any part thereof, or the lack of perfection of any security interest in, or release of, any Collateral, provided that if at any time any payment of any portion of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made.  The Administrative Agent and the other Lender Parties shall have no obligation to disclose or discuss with the Parent their assessments of the financial condition of the Borrower or any other Loan Party.

Section 12.3Guaranty Absolute

.  This Guaranty is a guarantee of payment and not of collection, is a primary obligation of the Parent and not merely one of surety, and the validity and enforceability of this Guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other Guaranty with respect to the Obligations or any part thereof, or any other obligation of any Person with respect to the Obligations or any part thereof; (e) the enforceability, legality or validity of the Obligations or any part thereof or the genuineness, enforceability, legality or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Obligations, any part thereof or amounts which are not covered by this Article XII even though the Administrative Agent or any other Lender Party might lawfully have elected to apply such payments to any part or all of the Obligations or to amounts which are not covered by this Article XII; (g) any change in the corporate existence or structure of the Borrower or any other Loan Party or the insolvency, bankruptcy or any other change in the legal status of the Borrower or any other Loan Party; (h) change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (i) the failure of the Borrower or any other Loan Party to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations or this Article XII, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations or this Article XII; (j) the existence of any claim, defense, deduction, recoupment, setoff or other rights which the Parent may have at any time against the Borrower, any other Loan Party or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor (including all defenses based on suretyship or impairment of collateral); all whether or not the Parent shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section.  It is agreed that the Parent’s liability hereunder is several and independent of any other Guaranty or other obligations not arising under this Article XII at any time in effect with respect to the Obligations or any part thereof and that the Parent’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other Guaranty or other obligations not arising under this Article XII or any provision of any applicable Law purporting to prohibit payment by the Borrower or any other Loan Party of the Obligations in the manner agreed upon by the Borrower and the other Loan Parties and the Administrative Agent or any other Lender Party.  This Guaranty is continuing, and shall remain in effect until all Obligations have been paid in full.  The Parent hereby waives any right to revoke this Guaranty as to any future transaction giving rise to any Obligation.

Section 12.4Acceleration

.  The Parent agrees that, to the fullest extent permitted by Law, as between the Parent on the one hand, and the Lender Parties, on the other hand, the Obligations guaranteed under this Article XII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of this Article XII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting the Borrower, any other Loan Party or otherwise) preventing such declaration as against the Borrower or any other Loan Party and that, in the event of such declaration or automatic acceleration, such Obligations (whether or not due and payable by the

Borrower or any other Loan Party) shall forthwith become due and payable by the Parent for purposes of this Article XII.

Section 12.5Delay of Subrogation, etc.

  Notwithstanding any payment made by or for the account of the Guarantor pursuant to this Article XII, the Parent shall not be subrogated to any right of any Lender Party, or have any right to obtain reimbursement or indemnification from the Borrower, until such time as this Guaranty is terminated in accordance with Section 12.8.

Section 12.6Subordination of Indebtedness

.  Any Indebtedness of any Loan Party now or hereafter owed to the Parent is hereby subordinated in right of payment to the payment of the Obligations, and if a default in the payment of any Obligations shall have occurred and be continuing, any such Indebtedness of any Loan Party owed to the Parent, if collected or received by the Parent, shall be held in trust by the Parent for the holders of the Obligations and be paid over to the Administrative Agent for application in accordance with this Agreement.

Section 12.7Keepwell

.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under its Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.7, or otherwise under its Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer (and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification liabilities). Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.

Section 12.8Termination; Reinstatement

.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and this Agreement with respect to the Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, the Parent or any other Loan Party is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Parent under this Section 12.8 shall survive termination of this Guaranty.

Section 12.9Condition of Borrower

.  The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Secured Parties has any duty, and the Parent is not relying on the Secured Parties at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

Section 12.10Amendment and Restatement; No Novation

.  This Guaranty constitutes an amendment and restatement of the Guaranty under the Existing Credit Agreement. All indebtedness and other obligations under the Guaranty in the Existing Credit Agreement are hereby renewed and continued and hereafter will be governed by this Guaranty. The execution and delivery of this Guaranty is not intended to constitute a novation of any indebtedness or other obligations owing to the Administrative Agent and the Lenders under Guaranty in the Existing Credit Agreement. As of the Effective Date, the Guaranty in the Existing Credit Agreement shall be amended, supplemented, modified, and restated in its entirety by this Guaranty, and all obligations of the Parent outstanding as of such date under the Guaranty in the Existing Credit Agreement shall be deemed to be obligations outstanding under this Guaranty without any further action by any Person.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GRUBHUB HOLDINGS INC., as Borrower
By:	/s/ Adam DeWitt
Name:	Adam DeWitt
Title:	Chief Financial Officer

GRUBHUB INC., as Guarantor
By:	/s/ Adam DeWitt
Name:	Adam DeWitt
Title:	Chief Financial Officer

CITIBANK, N.A., as Administrative Agent
By:	/s/ Mike Berry
Name:	Mike Berry
Title:	Senior Vice President

CITIBANK, N.A., as Lender, Swing Line Lender and L/C Issuer
By:	/s/ Mike Berry
Name:	Mike Berry
Title:	Senior Vice President

BANK OF AMERICA, N.A., as Lender
By:	/s/ A. Quinn Richardson
Name:	A. Quinn Richardson
Title:	Senior Vice President

BMO HARRIS BANK N.A., as Lender and L/C Issuer
By:	/s/ Kendal B. Cross
Name:	Kendal B. Cross
Title:	Vice President

GOLDMAN SACHS BANK USA, as Lender
By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz

Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Caitlin Stewart
Name:	Caitlin Stewart
Title:	Executive Director

MUFG BANK, LTD., as Lender
By:	/s/ Matthew Hillman
Name:	Matthew Hillman
Title:	Vice President

BANK OF THE WEST, as Lender
By:	/s/ Joe Arnold
Name:	Joe Arnold
Title:	Vice President

THE HUNTINGTON NATIONAL BANK, as Lender
By:	/s/ Joshua D. Elsea
Name:	Joshua D. Elsea
Title:	Senior Vice President

CIBC BANK USA, as Lender
By:	/s/ John Hoesley
Name:	John Hoesley
Title:	Managing Director

WINTRUST BANK, as Lender
By:	/s/ Jon Swanson
Name:	Jon Swanson
Title:	Vice President

Schedule III – Amended and Restated Credit Agreement